Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

RCSH OPERATIONS, LLC,

MARSHA BROWN RESTAURANTS, L.P.,

MARSHA BROWN RESTAURANTS, INC.

M.R. BROWN, INC.,

MARSHA BROWN DEVELOPMENT CORPORATION

OPHELIA MAY LLC

AND

THE PRINCIPALS

Dated as of May 1, 2019

Page

ARTICLE I	DEFINITIONS1
1.1	Certain Definitions1
ARTICLE II	SALE AND PURCHASE OF ASSETS9
2.1	Sale and Purchase of the Assets9
2.2	Excluded Assets10
2.3	Assumed Liabilities11
2.4	Excluded Liabilities11
2.5	Non-Assignable Assets12
ARTICLE III	CONSIDERATION13
3.1	Consideration13
3.2	Purchase Price Adjustments13
3.3	Withholding13
ARTICLE IV	CLOSING13
4.1	Closing13
4.2	Deliverables14
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PRINCIPALS14
5.1	Organization and Good Standing14
5.2	Authorization of Agreement15
5.3	Conflicts; Consents of Third Parties15
5.4	Capitalization16
5.5	Subsidiaries16
5.6	Financial Information16
5.7	Undisclosed Liabilities16
5.8	Absence of Certain Developments16
5.9	Taxes17
5.10	Real Property20
5.11	Tangible Personal Property; Title to and Sufficiency of Assets21
5.12	Intellectual Property22
5.13	Material Contracts24

i

(continued)

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5.14	Employee Benefits Plans25
5.15	Labor25
5.16	Legal Proceedings26
5.17	Compliance with Laws; Permits27
5.18	Environmental Matters27
5.19	Suppliers and Customers28
5.20	Financial Advisors29
5.21	Inventory29
5.22	Accounts Receivable; Bank Accounts; Books and Records29
5.23	Transactions With Related Parties30
5.24	Gift Cards30
5.25	Liquor Licenses30
5.26	Sellers’ Employees30
5.27	Information Security31
5.28	Full Disclosure31
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER31
6.1	Organization and Good Standing32
6.2	Authorization of Agreement32
6.3	Conflicts; Consents of Third Parties32
6.4	Litigation32
6.5	Financial Advisors33
ARTICLE VII	COVENANTS33
7.1	Conduct of Business Prior to the Closing33
7.2	Access to Information34
7.3	Exclusivity34
7.4	Notice of Certain Events35
7.5	Governmental and Third-Party Notices and Consents35
7.6	Closing Efforts36
7.7	Further Assurances36
7.8	Confidentiality36

(continued)

Page

7.9	Preservation of Records37
7.10	Publicity37
7.11	Collection of Receivables37
7.12	Tax Matters37
7.13	Employees38
7.14	Non-Assignable Contracts and Permits and Liquor Licenses39
7.15	Continuing Existence of Sellers40
7.16	Transition Assistance40
7.17	Gift Cards41
7.18	Redemption of Gift Cards41
7.19	Non-Competition and Non-Solicitation41
7.20	Real Property Lease Notices41
7.21	Bulk Sales Laws41
7.22	Survivability41
ARTICLE VIII	CONDITIONS TO CLOSING41
8.1	Conditions to Obligations of the Purchaser41
8.2	Conditions to Obligations of the Sellers42
ARTICLE IX	INDEMNIFICATION43
9.1	Survival43
9.2	Indemnification by the Sellers and the Principals44
9.3	Indemnification by Purchaser45
9.4	Indemnification Procedures45
9.5	Additional Indemnification Provisions47
9.6	Tax Treatment of Indemnity Payments48
9.7	Exclusive Remedy48
ARTICLE X	TERMINATION48
10.1	Termination48
10.2	Effect of Termination49
ARTICLE XI	MISCELLANEOUS49
11.1	Expenses49

(continued)

Page

11.2	Submission to Jurisdiction; Consent to Service of Process49
11.3	Entire Agreement; Amendments and Waivers49
11.4	Governing Law50
11.5	Notices50
11.6	Severability51
11.7	Binding Effect; No Third-Party Beneficiaries; Assignment51
11.8	Specific Performance52
11.9	Counterparts52

Schedules

Schedule 2.1(a)	Purchased Assets
Schedule 2.1(b)	Inventory as of March 31, 2019
Schedule 2.1(d)	Deposits
Schedule 2.2	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 5.3(a)	Required Consents
Schedule 5.10(a) Schedule 5.10(c)	Real Property King of Prussia Parking Encroachment
Schedule 5.11	Tangible Personal Property
Schedule 5.12(a)	Intellectual Property
Schedule 5.12(b)	Domain Names and Social Media Pages/Sites
Schedule 5.12(d)	Licensees of Owned Intellectual Property
Schedule 5.13(a)	Material Contracts
Schedule 5.14(a)	Employee Benefits Plans
Schedule 5.16	Legal Proceedings
Schedule 5.17	Permits
Schedule 5.19	Suppliers and Customers
Schedule 5.22(b)	Bank Accounts
Schedule 5.23	Transactions With Related Parties
Schedule 5.25	Liquor Licenses
Schedule 6.3	Purchaser Consents
Schedule 7.14	Liquor License Approvals

Exhibits

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Non-Competition and Non-Solicitation Agreement

Exhibit D – Form of Interim Management Agreement

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 1, 2019, is made by and among RCSH Operations, LLC, a Louisiana limited liability corporation (the “Purchaser”), Marsha Brown Restaurants, L.P., a  New York limited partnership, Marsha Brown Restaurants, Inc., a New York corporation, M.R. Brown, Inc., a Pennsylvania corporation, Marsha Brown Development Corporation, a New York corporation, and Ophelia May LLC, a Pennsylvania limited liability company (each, a “Seller” and collectively, the “Sellers”), and the Principals (as defined below).

W I T N E S S E T H:

This Agreement contemplates a transaction in which Purchaser will purchase all of Sellers’ undivided right, title and interest, of any kind and nature, relating, directly or indirectly, to the development, ownership and operation of the assets described below and the trade names associated therewith.

WHEREAS, the Sellers are engaged in the business of owning and operating three existing Ruth’s Chris Steak House restaurants currently operating in Garden City, New York, Philadelphia, Pennsylvania and King of Prussia, Pennsylvania and Sellers also own related territory assigned with respect to each such location (collectively, the “Business”);

WHEREAS, the Principals own and operate the Business; and

WHEREAS, the Sellers desire to sell to the Purchaser the Purchased Assets (as defined below), including the Business, and the Purchaser desires to acquire the same from the Sellers, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1Certain Definitions.

(a)For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means all accounts receivable of the Sellers.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Books and Records” means all books and records of, or related to, the Business, wherever situated, including books, ledgers, files, reports, certificates, documents, plans, operating records, data, manuals, price lists, mailing lists, email lists, lists of customers, directories, sales and promotional materials, purchasing materials, inventory records, personnel records, research, design and product and/or services development files, accounting records and all related documentation, in each case, irrespective of the media in which such books and records are stored.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close (for avoidance of doubt, excluding weekends).

“Business Employees” has the meaning set forth in Section 5.26(a) below.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Contract” means any written or oral agreement, contract, purchase or sale order, license, indenture, note, mortgage, guarantee, bond, lease, commitment, easement, right of way, arrangement or understanding.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and natural or man-made structures above or below ground), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Law, and any Order or binding agreement with any Governmental Body relating to (i) pollution (or the cleanup thereof) or the generation, manufacturing, processing, production, use, treatment, transportation, storage, handling, recycling, reclamation, disposal, or remediation of any Hazardous Substance or the Release of Hazardous Substances, or protection, preservation or restoration of the Environment, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) occupational health and safety. The term “Environmental Law” includes, without limitation, the following (including their implanting regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act

Amendments of 1990, 42 U.S.C. §§ 7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” means all Permits required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Existing Restaurants” means each of the restaurants located at (i) 600 Old Country Road, Garden City, New York 11530; (ii) 1800 Market Street, Philadelphia, Pennsylvania 19103; (iii) 220 N. Gulph Road, King of Prussia, Pennsylvania 19406.

“Expenses” means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, settlements, costs, charges, interest, penalties, fees (including reasonable investigation fees) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements.

“Financial Statements” means, as prepared in accordance with the income tax basis of accounting, (i) the unaudited balance sheets of the Sellers as of December 31, 2018 and December 31, 2017 and the unaudited statements of income, changes in members’ equity and cash flows of the Sellers for the fiscal years ended December 31, 2018 and December 31, 2017, and (ii) the Most Recent Balance Sheet and unaudited statements of income, changes in members’ equity and cash flows of the Sellers for the partial year period ending as of the Most Recent Balance Sheet Date.

“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that no Seller is a foreign person within the meaning of Section 1445 of the Code.

“Franchise Agreements” means each of (i) the Franchise Agreement dated September 17, 1987, between Ruth’s Chris Steak House Franchise, Inc., Brown & Bruno, Inc., Joseph Bruno and Marsha Renee Brown; and (ii) the Franchise Agreement dated December 14, 1994, between Ruth’s Chris Steak House Franchise, Inc. and Marsha Brown Restaurants, L.P. and any and all subsequent written addendums and modifications thereto.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, applied consistently with past practice.

“Gift Cards” means any pre-paid balance cards and any other arrangements which are sold by the Sellers to customers and redeemable for the purchase of food or beverages at a Ruth’s Chris Steak House restaurant, for the elimination of any doubt, the term “Gift Cards” includes, but is not limited to, any Be Our Guest related to Seller(s), whether or not sold by Sellers.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law.  Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Indemnification Claim” means any claim in respect of which payment may be sought under Article IX of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate, business and product names, together with all translations, adaptations, derivations, and combinations thereof, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”); (iii) all copyrightable works, all copyrights and applications, registrations and renewals therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lists of past and present customers, pricing and cost information, and business and marketing plans and proposals); (v) all Internet domain names, websites and social media accounts (including but not limited to Facebook, Twitter, Instagram, Tumblr, and LinkedIn), together with login and password information, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; (vi) all Software (including source code, executable code, data, databases, and related documentation) and Technology; (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments of any of the foregoing in any form or medium whatsoever.

“IRS” means the Internal Revenue Service.

“Key Business Employees” has the meaning set forth in Section 5.26(a) below.

“Knowledge of the Sellers” means (i) the actual knowledge of any Seller or Principal and (ii) the knowledge that any Seller or Principal, after reasonable investigation, would have obtained in the conduct of its business.

“Laws” means all foreign, federal, state and local laws, common law, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Legal Proceeding” means any judicial, administrative or arbitral action, notice, suit, claim, inquiry, investigation or proceeding (public or private) by or before a Governmental Body, Taxing Authority or arbitrator.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, title defect, servitude, covenant, transfer restriction, encroachment, reservation, municipal bond, irregularities of title, or any other restriction or limitation of any kind.

“Material Adverse Effect” means such facts, circumstances, events, or changes that are, individually or in the aggregate, materially adverse to the (i) the business, assets, prospects, properties, results of operations, condition (financial or otherwise) or performance of any Seller, the Business or the Purchased Assets or (ii) the ability of any Seller to consummate any of the transactions contemplated by this Agreement, but shall not include (x) any change affecting economic or financial conditions generally or (y) any change affecting the Sellers’ industry as a whole, provided such change does not disproportionately affect any Seller.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Sellers as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means December 31, 2018.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Sellers related to the Business and consistent with past practices and applicable Law.

“Permits” means any approvals, authorizations, consents, licenses, permits, certificates, waivers and similar rights obtained, or required to be obtained, from a Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Principals” means Marsha Brown and Matthew Lourick.

“Prior Real Property” means all interests in real property formerly owned by any Seller or any of its predecessors (together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property) and all property formerly leased, occupied or operated by any Seller or any of its predecessors.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, dumping, dispersal or leaching of a Hazardous Substance into the Environment, including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances, or as otherwise defined under Environmental Laws.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants, or other agents or intermediaries of such Person.

“Restaurants” means each of the Existing Restaurants.

“Schedules” means the disclosure schedules of the Sellers and the Purchaser, as applicable, accompanying this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Closing Certificate” means a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied.

“Seller IP” means the Intellectual Property used by each Seller, or necessary for use, in the conduct of the Business as currently conducted and as currently contemplated to be conducted.

“Seller Secretary’s Certificate” means a certificate of the Secretary (or equivalent officer) of each Seller certifying that attached thereto are certified copies of each Seller’s Articles of Organization and Operating Agreement, and true and complete copies of all resolutions of each Seller’s manager and members approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

“Seller Tax” means any Tax, if and to the extent that any Seller is or may be potentially liable under applicable Law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax).

“Seller Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Taxing Authority, if, in any manner or to any extent, relating to or inclusive of each Seller or any Seller Tax.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by any Seller or with respect to which any Seller, directly or indirectly, has the power to elect a majority of such Person’s board of directors or similar governing body or otherwise to direct the business and policies of such Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

“Taxing Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Technology” means, collectively, all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other works of authorship, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology used by any Seller in connection with, or that relate to, the Business.

“Transaction Documents” means (i) this Agreement, (ii) the bill of sale with respect to the Purchased Assets, in the form attached hereto as Exhibit A (the “Bill of Sale”), (iii) the assignment and assumption agreement with respect to the Assumed Liabilities, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), (iv)  the Seller Closing Certificate, (v) the Seller Secretary’s Certificate, (vi) the FIRPTA Certificate, (vii) the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit C (the “Non-Competition and Non-Solicitation Agreement”), (viii) any other document or instrument to be executed and delivered on or prior to the Closing in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, as reasonably requested by the Purchaser, and (ix) any Schedule, Annex or Exhibit to any of the foregoing.

“Treasury Regulations” means the final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury, and any successor regulations.

(b)Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  The specific disclosures set forth in the Schedules shall be organized to correspond to a specific section reference in this Agreement to which the qualifying and correspondingly numbered disclosure relates, together with appropriate cross references when disclosure is applicable to other sections of this Agreement, and any disclosure set forth in one section of the Schedules shall not apply to, and shall not be deemed to be disclosed for purposes of, any other section of the Schedules without a specific cross-reference to such other section to which such disclosure is also applicable.

(iv)Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)Herein.  The words “herein,” “hereinafter,” “hereof,” and “hereunder” used herein refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements or information, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements or information that relate to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or information or (C) such item is reflected on the balance sheet or financial statements or information and is specifically set forth in the notes thereto.

(c)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1Sale and Purchase of the Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, free and clear of all Liens, all right, title and interest of the Sellers in and to all of its properties, assets, Contracts and rights, of every kind and description and wherever located, related to, used in or intended for use in connection with the Business as currently conducted or currently contemplated to be conducted, other than the Excluded Assets (as defined below) (collectively, the “Purchased Assets”), including without limitation the following:

(a)all fixed assets, including, without limitation, all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property wherever located, including, without limitation, those set forth on Schedule 2.1(a);

(b)all inventory, stock in trade, merchandise, goods, supplies and other products, raw materials, work in progress, finished products, supply and packaging items, promotional materials and similar items, wherever located, including, without limitation, those set forth on Schedule 2.1(b) (collectively, the “Inventory”);

(c)the Permits set forth on Schedule 5.17;

(d)all Contracts set forth on Schedule 5.10 (the “Assumed Contracts”) and all customer deposits and prepayments associated with any Assumed Contracts (the “Customer Deposits”), including, without limitation, those Deposits set forth on Schedule 2.1(d), these Deposits are further addressed in Section 3.2(a)(iii) below;

(e)all rights under or pursuant to all representations, warranties, guarantees and indemnities made by any third party related to any Purchased Assets;

(f)all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

(g)all insurance proceeds, condemnation proceeds or rights, transferable or assignable claims for insurance proceeds, and any other claims, deposits (including security deposits), prepayments, prepaid assets, prepaid expenses (to be allocated pro rata), prepaid revenues, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment (including any such item related to the payment of Taxes);

(h)all of the goodwill and going concern value relating to the Business or any of the Purchased Assets;

(i)all of the Seller IP except as excluded below; and

(j)all other intangible and tangible assets, including, without limitation, all Books and Records, computer hardware, Software and electronic data, all supplier information, lists and correspondence, all customer information, reservation data, lists and correspondence, all licensee information, lists and correspondence, equipment logs, operating guides and manuals, all sales records, all research, statistical, production, marketing and promotional materials, records, files, reports and other documents and data, all business post office boxes and business telephone listings, all research results and other know-how, and all other materials, records, files and data, in whatever form contained.

2.2Excluded Assets.  Except as otherwise set forth in Section 2.1, from and after the Closing, the Sellers shall retain all of its existing right, title and interest in and to (a) all Contracts that are not Assumed Contracts, (b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records relating to the organization and existence of each Seller as a limited liability company or corporation, (c) any Seller Benefit Plan

(as defined below) and the assets attributable thereto; (d) all Bank Accounts of Seller including the funds in those Bank Accounts; (e) all assets related to the Marsha Brown Creole concept, including any Seller IP or IP of Principals related thereto; and (f) the personal memorabilia, artwork, and other items set forth on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and pay, honor, perform and discharge when due all executory obligations under the Assumed Contracts (a) arising after the Closing, (b) not related to, or arising out of, any breach of any Assumed Contract occurring or existing prior to the Closing, and (c) not related to, or arising out of, any fact, event, act, omission, circumstance or condition occurring or existing prior to the Closing (collectively, the “Assumed Liabilities”).  To the extent Seller has provided any financial guaranty to a landlord in connection with a lease of Real Property listed on Schedule 5.10, Purchaser shall assume responsibility for such guaranty in connection with the assignment of such lease.

2.4Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not assume or in any way be responsible for, and the Sellers shall remain obligated to pay, honor, perform and discharge, all of the Liabilities of the Sellers (other than the Assumed Liabilities) (collectively, the “Excluded Liabilities”), including, without limitation:

(a)any Liabilities arising out of or relating to each Seller’s ownership, use or operation of the Business and the Purchased Assets, in each case prior to the Closing arising by operation of law under any common law or statutory doctrine (other than the Assumed Liabilities);

(b)any Liabilities based upon, relating to, arising under or with respect to the Excluded Assets or the ownership, operation or use of any businesses of the Sellers or any of their Affiliates, other than the Business, whether before, at or after the Closing;

(c)all payables and indebtedness of the Sellers;

(d)any Liabilities directly or indirectly arising out of or related to any breach of Contract occurring or existing prior to the Closing;

(e)any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for the Pre-Closing Tax Period, (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for the portion of any Straddle Period ending on and including the Closing Date and (iii) any other Taxes of the Sellers or any of their equity holders or Affiliates, including Taxes that arise as a result of the sale of the Business or the Purchased Assets pursuant to this Agreement;

(f)any Liabilities of the Sellers based upon, relating to, or arising under or with respect to (i) any Seller Benefit Plan, (ii) the employment or termination of employment of (x) any employee of any Seller employed by the Purchaser following the Closing with respect to periods on or prior to the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not employed by the Purchaser following the Closing at any time, and (iii) workers’ compensation claims, unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination Laws of (x) any employee employed by the Purchaser following the Closing which relate to events occurring on or prior to the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not employed by the Purchaser following the Closing which relate to events occurring at any time;

(g)any Liability based upon, arising under or with respect to any Environmental Law, including any Liability of the Sellers in any way pertaining to or arising from the acts, omissions or strict liability of any predecessor of the Sellers;

(h)any Liability based upon, arising under or with respect to any matter disclosed or required to be disclosed in Schedule 5.16; and

(i)any Liability based upon, arising under or with respect to any warranty given or sold by the Sellers, regardless of whether any warranty claim has been made to date.

2.5Non-Assignable Assets.  Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any Assumed Contract or the transfer of any property or asset (including but not limited to any Permit) requires the consent of any other Person, or shall be subject to any option by any other Person by virtue of a request for permission to assign or transfer, or by reason of or pursuant to any transfer to the Purchaser, this Agreement shall not constitute an agreement to assign any such Assumed Contract, property or asset or any claim or right or any benefit arising thereunder or resulting therefrom if any such attempted assignment would constitute a default thereunder or in any way adversely affect the rights of the Purchaser thereunder.  If consent to the assignment or transfer of any such Assumed Contract, property or asset is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of the Purchaser thereunder, then, at the Purchaser’s request, the Seller shall cooperate with the Purchaser in any reasonable arrangement designed to provide to the Purchaser the benefits under such Assumed Contracts, properties and assets, including without limitation, enforcement for the account of the Purchaser of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided that such cooperation by the Sellers shall not cause the Sellers to violate any terms of such Assumed Contract; provided, further, that the Purchaser shall assume all of the post-Closing liabilities of the Sellers under such Assumed Contracts (other than Excluded Liabilities) to the extent to which the Purchaser receives the post-Closing benefits thereof.

ARTICLE III

CONSIDERATION

3.1Consideration.  Purchaser agrees to pay to the Sellers at the Closing the aggregate sum of Nineteen Million Dollars ($19,000,000.00), subject to the adjustments described in Section 3.2 (the “Purchase Price”), payable by transfer of immediately available funds.

3.2Purchase Price Adjustments.

(a)The Purchase Price shall be increased based on the following calculations determined by Purchaser and the Sellers:

(i)calculated as of the Closing Date, the amount of petty cash, if any, in the Sellers’ accounts;

(ii)the value of the Inventory as of the Closing Date (the “Closing Date Inventory Value”), based on the results of an inventory count of the Business as of the date immediately prior to the Closing Date, and the Purchase Price shall be increased by an amount equal to the Closing Date Inventory Value; and

(iii)deposits and prepaid expenses assumed by Purchaser, calculated immediately prior to the Closing Date.

(b)The Purchase Price shall be decreased based on the following calculations determined by Purchaser and Sellers:

(i)by the aggregate amount payable to Sellers’ employees relating to all accrued, but unpaid and unused, paid time off of Sellers’ employees as of the Closing Date; and

(ii)by $725,000.00, which is an approximation of the amount of Sellers’ sold and unredeemed Gift Cards issued by the Restaurants prior to Closing that Sellers and Purchaser believe are expected to be redeemed after the Closing Date.

3.3Withholding.  Notwithstanding anything to the contrary herein, the Purchaser shall be entitled to deduct and withhold any Taxes required to be deducted and withheld from the Purchase Price by applicable Law.  To the extent that amounts are so deducted and withheld by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.

ARTICLE IV

CLOSING

4.1Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 hereof and the assumption of the Assumed Liabilities provided for in Section 2.3 hereof (the “Closing”)

shall take place remotely via the exchange of electronic copies of documents, and shall be deemed to have taken place simultaneously with the satisfaction of the conditions to Closing set forth in Article VIII.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

4.2Deliverables.   On or prior to the Closing:

(a)the Sellers shall deliver to the Purchaser:

(i)the Books and Records,

(ii)the Required Consents (as defined below), and

(iii)evidence, satisfactory to the Purchaser, of the repayment of all of each Seller’s existing indebtedness and the release or termination of all Liens upon any of the Purchased Assets.

(b)each Seller and the Principals shall execute and deliver to the Purchaser:

(i)each of the Transaction Documents to which it is a party,

(ii)such other instruments of conveyance as the Purchaser may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of valid ownership of the Purchased Assets;

(c)the Purchaser shall execute and deliver to the Sellers each of the Transaction Documents to which it is a party; and

(d)the Purchaser shall deliver to the Sellers the Purchase Price.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS AND THE PRINCIPALS

The Sellers and the Principals hereby jointly and severally represent and warrant to the Purchaser as follows:

5.1Organization and Good Standing.  Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite power and authority to own, lease and operate its properties and assets and carry on its business.  Each Seller is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns, leases or operates its properties and assets and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization.  Each Seller, if not a natural person, has made available to the Purchaser a true and complete copy of the articles of organization or similar organizational documents, of the Seller, as currently in effect, certified as of a recent date by the

Secretary of State of the state of its formation, and a true and complete copy of the operating agreement of the Seller, if any, as currently is in effect.

5.2Authorization of Agreement.  Each Seller and the Principals have all requisite power and authority to execute and deliver this Agreement and each other Transaction Document (to which any of them is a party) in connection with the consummation of the transactions contemplated by this Agreement, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents, the performance of each Seller’s and the Principals’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Sellers and the Principals.  This Agreement has been duly and validly executed and delivered by each Seller and each Principal, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of the Sellers and each Principal, enforceable against the Sellers and each Principal in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 5.3(a) (the “Required Consents”), none of the execution or delivery by the Sellers or the Principals of this Agreement or any of the other Transaction Documents, the consummation of any of the transactions contemplated hereby or thereby, or compliance by the Sellers or any Principal with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien, upon any of the Purchased Assets under, any provision of (i) the articles of organization or operating agreement of each Seller); (ii) any Contract or Permit to which the Business, the Sellers or any Principal is a party or by which the Sellers, any Principal or any of the Purchased Assets is bound; (iii) any Order of any Governmental Body applicable to the Business, the Sellers or any Principal or by which the Sellers, any Principal or any of the Purchased Assets is bound; or (iv) any applicable Law.

(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of the Sellers or any Principal in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents, the compliance by the Sellers and the Principals with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.

5.4Capitalization.

(a)Except as set forth in this Agreement: (i) no person has any right to purchase any capital stock, membership interest, capital interest, profits interest, economic interest, voting rights, or ownership of the Sellers or any of the issued and outstanding equity interests in the Sellers (the “Interests”); (ii) other than the Interests, there are no outstanding shares of capital stock, membership interests, capital interests, profits interests, economic interests, voting rights or other ownership interests in the Sellers, and no options, warrants, rights, calls or commitments with respect thereto; and (iii) there are no contracts, arrangements, commitments or restrictions relating to the transfer, sale or purchase of any of the Interests.

5.5Subsidiaries. Other than their relationship to one another, the Sellers have not had, and currently do not have, any Subsidiaries and do not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any other Person.

5.6Financial Information.  The Sellers have provided the Financial Statements to the Purchaser.  The Financial Statements (a) comply as to form in all material respects with applicable tax basis accounting requirements, (b) are correct and complete in all material respects and (c) consistent with applicable tax basis accounting rules and requirements, fairly present the financial position of the Sellers as of the dates thereof and the results of its operations and cash flows for the period indicated, consistent with the Books and Records of the Sellers, except that the Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.  Since the beginning of the period covered by the Financial Statements, there has been no change in any accounting principles, principles, methods or practices of the Sellers.  No audited financial statements have ever been sought by Sellers, and, therefore, no audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Sellers.

5.7Undisclosed Liabilities.  The Sellers do not have any Liabilities of any kind or nature, except for Liabilities (i) set forth in the Financial Statements and (ii) incurred in the Ordinary Course of Business after the Most Recent Balance Sheet Date that, both individually and in the aggregate, involve amounts of less than $10,000.

5.8Absence of Certain Developments.  Since January 1, 2019, the Sellers have conducted the Business only in the Ordinary Course of Business and there has not been any:

(a)event, change, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(b)issuance or sale of any shares, membership interests or other securities of the Sellers or any options, warrants or other rights to acquire any such shares, membership interests or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof);

(c)creation, incurrence, assumption or guarantee of any indebtedness in connection with the Business;

(d)acquisition, sale, lease, license or disposition of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(e)imposition of any Lien on any of the Purchased Assets;

(f)discharge or satisfaction of any Lien or payment of any Liability other than in the Ordinary Course of Business or as otherwise required by this Agreement;

(g)declaration or payment of any dividends or distributions to its members, other than in the Ordinary Course of Business;

(h)amendment of its articles of organization or operating agreement or similar agreement in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(i)entry into, amendment or termination of any action or omission that would constitute a violation of or default under, or waiver of any rights under, any of the Purchased Assets;

(j)entry into, adoption, modification or termination of any Seller Benefit Plan or any employment, severance, retention or other Contract, or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increases in the compensation or fringe benefits of, or material modification of the employment terms of, any current or former employee, officer, manager, independent director or consultant of the Business, or payment of any bonus or other benefit to any current or former employee, officer, manager, independent director or consultant of the Business (except for existing payment obligations outstanding as of the date hereof) or hiring of any new officers or (except in the Ordinary Course of Business) any new employees;

(k)change in any accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or any new elections, or changes to any current elections, with respect to Taxes that affect the Purchased Assets;

(l)any uninsured damage, destruction, loss or casualty to any property or assets of the Business or the Sellers;

(m)to the best of Sellers’ knowledge, occurrence of a data breach or compromise of any Seller’s information security systems; or

(n)entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.9Taxes.

(a)Each Seller has:

(i)duly and timely filed, or caused to be filed, in accordance with applicable Law all Seller Tax Returns required to be filed by or with respect to such Seller, each of which is true, correct and complete,

(ii)duly and timely paid in full, or caused to be paid in full, all Seller Taxes due and payable with respect to such Seller on or prior to the Closing Date, and

(iii)with respect to such Seller, properly accrued on its books and records a provision for the payment of all Seller Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Period or the portion ending on the Closing Date of any Straddle Period.

(b)No extension of time to file a Seller Tax Return, which Seller Tax Return has not since been filed in accordance with applicable Law, has been filed.  There is no power of attorney in effect with respect or relating to any Seller Tax or Seller Tax Return.

(c)No Seller Tax Return has ever been filed, and no Seller Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return).  There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of law) under which such Seller is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d)Each Seller has complied in all respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)There is no lien for any Tax upon any asset or property of each Seller (except for any statutory lien for any Tax not yet due).

(f)No Legal Proceeding is pending, or to the Knowledge of each Seller, threatened or proposed with regard to any Seller Tax or Seller Tax Return.  To the Knowledge of each Seller, no event or circumstance results in any significant risk that any such Legal Proceeding will occur.

(g)The statute of limitations relating to any Seller Tax or any Seller Tax Return has never been modified, extended or waived, nor to the Knowledge of each Seller, has any request been made in writing for any such modification, extension or waiver.

(h)Any assessment, deficiency, adjustment or other similar item relating to any Seller Tax or Seller Tax Return has been reported to all Taxing Authorities in accordance with applicable Law.

(i)No jurisdiction where no Seller Tax Return has been filed or no Seller Tax has been paid has made or, to the Knowledge of each Seller, threatened to make a claim for the payment of any Seller Tax or the filing of any Seller Tax Return.

(j)Sellers have an agreement with a Taxing Authority from 1994 in which a “safe harbor” provision was negotiated with respect to reporting of tipped employees.  Other than this 1994 agreement, no Seller is a party to any agreement with any Taxing Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Taxing Authority relating to any Seller Tax or Seller Tax Return has ever been requested or received.

(k)No Seller is and no Seller has ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(l)None of the Purchased Assets or the Assumed Liabilities is a contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 162, Code Section 280G, Code Section 404 or any similar provision of applicable Law, or (ii) is or could become subject to Code Section 409A or any similar provision of applicable Law.

(m)None of the Purchased Assets is “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(n)None of the Purchased Assets is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.

(o)No Seller is a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes, other than a partnership that is wholly-owned, directly or indirectly, by such Seller.

(p)No Seller (i) has, and has ever had, a permanent establishment in any country outside the United States and is, and has been, subject to Tax in a jurisdiction outside the United States, (ii) has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d).

(q)No Seller is or has been a passive foreign investment company within the meaning of Code Section 1297.  No Seller owns, directly or indirectly, any equity interest in any Person that is or has ever been a passive foreign investment company within the meaning of Code Section 1297.

(r)No Subsidiary or any other Person in which any Seller owns, directly or indirectly, any equity interest has any item of income which could constitute subpart F income within the meaning of Code Section 952 for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date.

(s)No Subsidiary or any other Person in which any Seller owns, directly or indirectly, any equity interest holds assets that constitute U.S. property within the meaning of Code Section 956.

(t)No Seller has been classified as other than a partnership or a disregarded entity for U.S. federal income tax purposes at all times since its formation.

(u)No Seller is a “foreign person” within the meaning of Code Section 1445.

5.10Real Property.

(a)The Sellers do not own any real property.  Schedule 5.10(a) contains a true and correct description of all leases, licenses, permits, subleases, and occupancy agreements or arrangements, together with any amendments thereto effective as of immediately prior to the Closing (the “Real Property Leases”), with respect to all real property used, occupied or held for use in connection with the Business (the “Leased Real Property”).  No Person has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its interest under any Real Property Lease, or subleased all or any part of the space demised thereby, or granted any right to the possession, use, occupancy or enjoyment of any Leased Real Property.  No option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Purchaser with the corresponding Real Property Lease.  None of the Sellers nor, to the Knowledge of the Sellers, any of the other parties to any of the Real Property Leases is in default under any of the Real Property Leases, and no amount due under any of the Real Property Leases remains unpaid, no controversy, claim, dispute or disagreement exists between any of the parties to any of the Real Property Leases, and no event has occurred which with the passage of time or giving of notice, or both, would constitute a default under any of the Real Property Leases.

(b)The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Sellers in connection with the Business.  The Leased Real Property has access to public roads and to all utilities necessary for the operation of the Business as now conducted and proposed to be conducted.  There is no pending or, to the Knowledge of the Sellers, threatened condemnation of any part of the Leased Real Property by any Governmental Body.  The Sellers have not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas telephone or other utilities or services for the Leased Real Property.  All public utilities required for the operation of the Leased Real Property and necessary for the conduct of the Business are installed and operating, and all installation and connection charges, to the Knowledge of the Sellers, are paid in full.  Effective as of immediately prior to the Closing, the Sellers are in sole possession of the Leased Real Property.

(c)Other than as attached on Schedule 5.10(c) with respect to the King of Prussia location, to the Knowledge of the Sellers, there are no encroachments upon any of the parcels comprising the Leased Real Property (other than such encroachments as would not affect the usability of the Leased Real Property) and no portion of any improvement encroaches upon any property not included within the Leased Real Property or upon the area of any easement affecting the Leased Real Property.

(d)The Leased Real Property and fixtures and improvements thereon are sold to Purchaser on an “as is, where is” basis.  Prior to executing this Agreement, Purchaser has had an opportunity to inspect the three restaurants at issue and has agreed to take the Leased Real Property and all furniture, fixtures, equipment, mechanical and other building systems located thereon on an “as is, where is” basis.

(e)To the Knowledge of the Sellers, the Leased Real Property is not subject to zoning, use or building code restrictions that would prohibit, and no state of facts exists with respect to the Leased Real Property that would prevent, the continued leasing or use of such Leased Real Property in the Business as now conducted or proposed to be conducted.  Without limiting the foregoing, to the Knowledge of the Sellers, there is no pending or proposed Legal Proceeding to change or redefine the zoning classification of all or any portion of any of the Leased Real Property.

(f)None of the Real Property Leases have been modified, amended or supplemented.

(g)The landlords under the Real Property Leases have neither given nor received any written notice of default, which default remains uncured.

5.11Tangible Personal Property; Title to and Sufficiency of Assets.

(a)Schedule 5.11 sets forth all leases of personal property to which the Sellers are a party and used or held for use in connection with the Business (“Personal Property Leases”) and all personal property owned by the Sellers having a book value in excess of $5,000.  True, complete and accurate copies of the Personal Property Leases, or if any Personal Property Leases are not in writing, true, complete and accurate descriptions thereof, have been delivered to the Purchaser.  Each of such Personal Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.  The Sellers have not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by any Seller under any of the Personal Property Leases.

(b)The Sellers have good, valid and marketable title to all of the Purchased Assets, including, without limitation, all assets related to, used in, or intended for use in, the conduct of the Business or reflected in the Financial Statements and all assets purchased by the Sellers since the Most Recent Balance Sheet Date (except for assets reflected in the Financial Statements or acquired since the Most Recent Balance Sheet Date that have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Liens  The Purchased Assets (i) include all tangible and intangible assets, properties and rights necessary to conduct the Business following the Closing Date in the same manner as it is currently conducted, and as it is currently contemplated to be conducted, and (ii) constitute all of the tangible and intangible assets, properties and rights of the Sellers other than the Excluded Assets.  Neither any Principal nor any of its Affiliates owns any asset or property related to, used in or intended for use in connection with the Business; provided, however, that, for the avoidance of doubt, to the extent any Principal or any of its Affiliates does own any such asset or property, then such asset or property is included in the Purchased Assets and the representations and warranties in this Article V that apply to (x) the Sellers shall also be deemed to apply to each Principal and its Affiliates with respect to such asset or property or (y) the Purchased Assets shall also be deemed to apply to such asset or property.

5.12Intellectual Property.

(a)Schedule 5.12(a) identifies all Intellectual Property (other than widely available, commercial off-the-shelf third-party Software licensed to the Sellers on a non-exclusive basis) licensed to the Sellers (the “Licensed Intellectual Property”).  Each Seller is in full compliance with all terms and conditions of any Contract, license or sub-license with respect to any Licensed Intellectual Property and no Seller is in breach or default of any Contract, license or sub-license in respect of any Licensed Intellectual Property which could result in the termination of any such Contract, license or sub-license.  With respect to each item of Licensed Intellectual Property, the license, agreement or permission covering such Licensed Intellectual Property (each, a “License Agreement”) is and, following the consummation of the contemplated transaction will be, legal, valid, binding and enforceable by the Sellers or the Purchaser, as applicable, against all other parties thereto, and in full force and effect on identical terms following the consummation of the contemplated transactions, provided the licensors in each such License Agreement comply with the terms and conditions of the License Agreement.

(b)No Seller has any Patents or applications therefore, or pending applications for registration of Marks, or registered Copyrights or applications for registration of Copyrights.  Schedule 5.12(b) identifies all Intellectual Property owned by the Sellers (the “Owned Intellectual Property”), including all: (i) registered and unregistered Marks (excluding Internet domain names); (iii) unregistered Copyrights; (iv) registered Internet domain names; (v) trade names; and (vi) social media pages.  Without limiting the generality of the foregoing, all assignments from Persons necessary or appropriate to vest ownership in the Sellers of any Owned Intellectual Property have been obtained and recorded. To the Knowledge of the Sellers, all of the other rights within the Seller IP are valid and subsisting.  No Seller is subject to any Order that restricts or impairs the use of any Owned Intellectual Property as currently used in the Business.

(c)The Owned Intellectual Property and the Licensed Intellectual Property include all Intellectual Property used in the Business and there are no other items of Intellectual Property that are used in the Business.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby will result in the release, disclosure or delivery of any Owned Intellectual Property or Licensed Intellectual Property, by or to any escrow agent or other Person, or in the grant, assignment or transfer to any other Person of any license or other right to any Owned Intellectual Property or Licensed Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Owned Intellectual Property or Licensed Intellectual Property.

(d)Schedule 5.12(d) identifies each Contract pursuant to which any Person has been granted any license by any Seller under, or otherwise has received or acquired from, any Seller any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property, including through non-assertion, settlement or similar agreements or otherwise.  Subject to the foregoing Contracts, the Sellers own all right, title and interest in and to the Owned Intellectual Property, and have the right to use the Licensed Intellectual Property (subject, in each case, to any applicable license to the Sellers covering such Licensed Intellectual Property), free and clear of all Liens.  The Sellers have the sole and exclusive right to bring actions for infringement or unauthorized use of all of the Owned Intellectual Property.

(e)The Sellers have taken commercially reasonable steps to maintain the confidentiality of their confidential or proprietary information.

(f)No current or former member, stockholder, officer, consultant, manager, employee or vendor of the Sellers has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g)The Sellers have taken commercially reasonable steps to protect the Owned Intellectual Property.  The Sellers have not received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Owned Intellectual Property.  To the Knowledge of the Sellers, during the past five (5) years, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property or rights of the Sellers in any Licensed Intellectual Property.

(h)To the Knowledge of the Sellers, the Sellers have not infringed, misappropriated or otherwise violated, or are currently infringing, misappropriating or otherwise violating, any Intellectual Property right of any other Person; no Legal Proceeding alleging any such infringement, misappropriation or violation is pending or, to the Knowledge of the Sellers, threatened against the Sellers; and the use of the Owned Intellectual Property and of the Licensed Intellectual Property, if used in the Business in accordance with the terms of the applicable licenses and in the manner currently used, will not infringe, misappropriate or violate any (x) Law existing prior to the Closing or (y) right of any Person.

(i)No Legal Proceeding is pending or, to the Knowledge of the Sellers, threatened against the Sellers (i) based upon, challenging or seeking to deny or restrict the use by the Sellers of any of the Owned Intellectual Property or Licensed Intellectual Property or challenging the validity, enforceability or effectiveness thereof; (ii) alleging that the Sellers have infringed, misappropriated or otherwise violated, or are currently infringing, misappropriating or otherwise violating, any Intellectual Property right of any other Person; or (iii) alleging that any of the licenses listed on Schedule 5.12(a) conflicts with the terms of any third-party license or any other agreement.  The Sellers have not received any written correspondence or opinion relating to potential infringement, misappropriation or violation (i) by the Sellers of any Intellectual Property of any Person or (ii) by any Person of any of the Owned Intellectual Property or the Licensed Intellectual Property.

(j)For the avoidance of doubt, the foregoing representations and warranties apply with respect to the United States and each foreign jurisdiction in which the Business is conducted in any manner or in which the Sellers or any licensee thereof uses, or holds for use, any Seller IP.

5.13Material Contracts.

(a)Schedule 5.13(a) sets forth a true, correct and complete list of all Contracts  to which each Seller is a party or by which each Seller, or any of its assets or properties, is bound that (i) involve payments or receipts by each Seller in any year in excess of $25,000, (ii) evidence or relate to indebtedness (including, without limitation, guarantees) or Liens, (iii) involve the disposition of any significant portion of the assets or business of any Seller (other than sales of products in the Ordinary Course of Business) or the acquisition of the assets of business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business, (iv) involve any current or former officer, manager, or member of any Seller or an Affiliate thereof, (v) evidence or relate to any employment, agency, distribution, dealer or sales relationship, (vi) contain an obligation of confidentiality with respect to information furnished by any Seller to a third party or received by any Seller from a third party and were not entered into in the Ordinary Course of Business, (vii) are not terminable without penalty by less than 30 days’ notice (other than as a result of a breach or a bankruptcy event), (viii) limit or restrict any Seller from engaging in, or the conduct of, the Business in any manner, (ix) are for the sale, purchase, license, transfer or development of any Seller’s products or Intellectual Property (excluding Contracts for the purchase and sale of any Seller’s products entered into in the Ordinary Course of Business), (x) contain any provisions requiring any Seller to indemnify any other party (excluding indemnities contained in Contracts for the purchase or sale of products entered into in the Ordinary Course of Business), (xi) are with any Governmental Body, (xii) constitute a license, sub-license, sponsorship, marketing, joint venture, partnership or similar Contract, (xiii) involve any powers of attorney with respect to the Business or any Purchased Asset, or (xiv) are otherwise material to any Seller or the Business (collectively, the “Material Contracts”).

(b)Each Material Contract is a valid, binding and enforceable obligation of the Sellers party thereto and, to the Knowledge of the Sellers, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity), and each Material Contract is in full force and effect.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

(c)No Seller nor any other party thereto is in breach of or default under any term of any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a breach of or a default by any Seller or any other party under any Material Contract.  There are no material disputes pending or, to the Knowledge of the Sellers, threatened under any Assumed Contract.

(d)No Seller has received written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Sellers, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.

5.14Employee Benefits Plans.

(a)Schedule 5.14(a) lists each “Employee Benefit Plan” (as defined in Section 3(3) of ERISA) and any other employee plan, program, policy, practices, procedure, arrangement or agreement maintained, contributed to or required to be contributed to by the Sellers (each, a “Seller Benefit Plan”).  Each Seller Benefit Plan has been administered in accordance with its terms.  The Benefit Plans are, and have been operated, in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(b)All Seller Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Seller Pension Plan”) are so qualified.  No event has occurred since the date of the most recent determination letter or application therefor relating to any such Seller Pension Plan that would adversely affect the qualification of such Seller Pension Plan.

(c)All contributions, premiums and benefit payments under or in connection with the Seller Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Seller Benefit Plans have been timely made or have been reflected in the Financial Statements.  No Seller Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 or Section 436 of the Code), whether or not waived.  The net fair market value of the assets of any Seller Benefit Plan that is subject to Title IV of ERISA equals or exceeds the actuarial accrued liabilities of such Seller Benefit Plan.

(d)No Seller Benefit Plan provides post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees other than as required by Section 4980B(f) of the Code.

(e)No amount required to be paid or payable to or with respect to any employee or other service provider of the Sellers in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

5.15Labor.

(a)(i) To the best of Sellers’ knowledge, information and belief, Sellers’ employees are eligible to work  under current laws, and the required documentation commonly used to verify employment eligibility has been obtained and is on file. Seller makes no further representations regarding non-mandatory verification methods such as E-Verify.   To Sellers’ knowledge, each Seller is in compliance, in all material respects, with all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, equal employment opportunity, affirmative action, plant closures and layoffs, workers’ compensation, labor relations, disability rights or benefits, employee leave issues, worker classification, and unemployment insurance, (ii) since January 1, 2016, no Seller has received written notice of the intent of any Governmental Body responsible for the enforcement of any such Laws to conduct an investigation with respect to or relating to any such Laws, or written notice that such investigation is in progress, and (iii)  other than the agreement referred to in Section 5.9(j), no Seller is a party to, or otherwise bound by, any Order relating to employees or employment practices.

(b)No Seller is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or is negotiating any such agreement.  There are no (i) pending unfair labor practice or other labor or employment charges, complaints, grievances, arbitration proceedings or other Legal Proceedings against any Seller nor, to the Knowledge of the Sellers, is any such charge, complaint, grievance, proceeding or other Legal Proceeding threatened, (ii) labor strikes, disputes, slowdowns, work stoppages or lockouts that have occurred within the past three (3) years or that are pending or, to the Knowledge of the Sellers, threatened against any Seller, and (iii) to the Knowledge of the Sellers, attempts by any employees of any Seller to unionize or collectively bargain with any Seller.  No Seller has engaged in any unfair labor practice.

(c)All compensation, including wages, commissions and bonuses payable to any employees of the Sellers for services performed on or prior to the date hereof has been paid in full and there are no outstanding agreements, understandings or commitments of any Seller with respect to any compensation, commissions or bonuses that will survive the Closing. To the Knowledge of each Seller, such Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of employees and such Seller is not liable for any arrears of any tax or penalties for failure to comply with the foregoing. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws or individuals providing services as independent contractors or consultants are properly classified in all material respects are properly classified in all material respects.

(d)The Sellers are not party to any written or other employment, labor or compensation agreements with any employees that will survive the Closing.

5.16Legal Proceedings.  Except as disclosed in Schedule 5.16, (a) there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against the Business, any Seller or any of the Purchased Assets, nor are any of the foregoing subject to any Order; (b) there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened that are reasonably likely to prohibit or limit the ability of any Seller to enter into this Agreement or any of the other Transaction Documents, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder; and (c) there are no judgments, orders or decrees outstanding against any Seller or any of its properties or assets.

5.17Compliance with Laws; Permits.

(a)Each Seller is in compliance, in all material respects, with all Laws applicable to any of the Purchased Assets, the Business and its operations.  No Seller has received written notice of the violation of any such Laws.

(b)Schedule 5.17 sets forth a true, correct and complete list of all Permits held by each Seller.  Each Seller has all Permits that are required for the operation of the Business as currently conducted and as currently contemplated to be conducted.  All Permits are valid, binding and in full force and effect.  No Seller is in default or violation (and no event has occurred which, with notice or the lapse of time, or both, would constitute a default or violation) of any term, condition or provision of any such Permit.

5.18Environmental Matters.

(a)(i)To the best of Sellers’ knowledge, the operations of each Seller are in compliance with and have complied with all applicable Environmental Laws.

(ii)Each Seller has obtained and is in compliance with all Permits (each of which is listed on Schedule 5.17) and Asbestos Management Plans required by Environmental Laws, and necessary for the current operation or use of the Business and the Purchased Assets, and for any Permits that may expire prior to Closing, each Seller has filed any renewal applications required by Environmental Laws to ensure the Permits will remain in full force and effect up until and after Closing.

(b)There has been no Release of Hazardous Materials by any Seller or any of its predecessors at any location and there are no environmental conditions or circumstances, including, without limitation, the presence or Release of any Hazardous Substance, on any Leased Real Property, any Prior Real Property, or any property to which any Hazardous Substances or waste generated by operations or use of any of its assets by any Seller or its predecessors was transported or disposed of, (i) relating to, arising out of, or resulting from failure by any Seller to comply with, any applicable Environmental Law or Environmental Permit, or from a Release or threatened Release of any Hazardous Substance into the Environment or (ii) which require cleanup or remediation by any Seller or its predecessors pursuant to any Environmental Law (collectively, “Environmental Conditions”).

(c)To the Knowledge of the Sellers, no Seller, nor any of their predecessors, has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos, urea formaldehyde or polychlorinated biphenyls (“PCBs”).

(d)No Seller has any Liability under any Environmental Law, nor is it responsible for or has it assumed any Liability of any other Person under any Environmental Law, whether by Contract, Real Property Lease, settlement or other written and legally binding arrangement between or among any Seller or any of its predecessors in interest, and any other Person, or by operation of Law or otherwise.  No valid and subsisting Lien arising under or pursuant to any applicable Environmental Law exists against any Seller or any of the Leased Real Property, the Business or Purchased Assets.

(e)No Seller has received any written information request or other communication from a Governmental Body and there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened, against any Seller or its predecessors relating to any violation, or alleged violation of, or Liability under, any Environmental Law or relating in any way to any Environmental Law, Hazardous Substance or any Environmental Permit or other authorization of any Governmental Body required under any Environmental Law, including, without limitation, (i) any and all claims by Governmental Bodies for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release of any Hazardous Substance or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment (collectively, “Environmental Claims”).

(f)To the best of Seller’s knowledge, there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area, in each case containing any Hazardous Substance located on, at, or under any Leased Real Property or any Prior Real Property, and no asbestos or PCBs have been used or disposed of, or have been located at, on, or under any such property, except in compliance with Environmental Laws.

(g)Each Seller has provided to the Purchaser and its authorized representatives true and complete copies of all records and files, Permits, Orders, environmental audits, reports, Contracts and other material environmental documents, studies, analysis, tests and monitoring in the possession or control of such Seller concerning the existence of any Hazardous Substance or any other environmental concern at any Leased Real Property or Prior Real Property or relating to the Business or Purchased Assets or concerning compliance by such Seller with, or Liability under, any Environmental Law.

(h)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law.

5.19Suppliers and Customers.  Except as set forth on Schedule 5.19, no supplier that accounted for more than five percent (5%) of the annual purchases of any Seller in the aggregate since January 1, 2018, no customer that accounted for more than five percent (5%) of the annual sales of any Seller in the aggregate since January 1, 2018 and no other supplier or customer material to the Business or any Seller (including, but not limited to, any supplier who is a sole available source of supply of any product or service), has terminated or threatened to terminate its relationship with any Seller, nor has it during the preceding twelve (12) months decreased or delayed materially or threatened to decrease or delay materially, its services or supplies to any Seller or its usage of the services or products of any Seller, and to the Knowledge of the Sellers, there is no state of facts or events which could reasonably be expected to form the basis for such a decrease or delay.  To the Knowledge of the Sellers, the consummation of the transactions contemplated by the Transaction Documents will not adversely affect the business relationship heretofore maintained by any Seller with any of its suppliers or customers.  No Seller is required to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers.

5.20Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from the Purchaser in respect thereof.

5.21Inventory.  All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  All Inventory is owned by the Sellers free and clear of all Liens, and no Inventory is held on a consignment basis.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Sellers.  All Inventory is (i) of merchantable quality, (ii) suitable for sale under existing quality control standards and (iii) is in compliance with all applicable regulations and standards of any Governmental Body, and all beverage inventory has been stored properly.

5.22Accounts Receivable; Bank Accounts; Books and Records.

(a)The Accounts Receivable shown in the Financial Statements provided by the Sellers pursuant to Section 5.6 or thereafter acquired by it, (i) have arisen or will arise from the sale of goods or services in bona fide transactions in the Ordinary Course of Business to Persons not Affiliated with the Sellers, (ii) constitute only valid, undisputed claims of the Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (iii) subject to a reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to Accounts Receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Business, are collectible in full within sixty (60) days after billing.  The Sellers have not received any written notice from an account debtor stating that any Account Receivable is subject to any contest, claim or setoff by such account debtor.

(b)Schedule 5.22(b) sets forth the names of all banks or other financial institutions with which each Seller maintains any account or safe deposit box and identifies each such account and safe deposit box, together with the names of all Persons authorized to draw therefrom or to have access thereto.

(c)The Books and Records of the Sellers, all of which have been made available to the Purchaser prior to the Closing Date, are complete and accurate and have been maintained in accordance with sound business practice and applicable requirements of Law, except as noted therein.  The Sellers maintain a system of internal accounting controls designed to provide reasonable assurance that (a) transactions are executed with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements of the Sellers and to maintain accountability for assets, and (c) access to assets of the Sellers is permitted only in accordance with management’s authorization. During the periods covered by the Financial Statements, there has been (i) no significant deficiency or material weakness in the design or operation of any Seller’s internal controls over financial reporting which are reasonably likely to adversely affect any Seller’s ability to record, process, summarize and report financial information during any of the periods covered by the Financial Statements, (ii) no fraud, whether or not material, involving any of each Seller’s managers, officers or any other employee of any Seller who has a significant role in such Seller’s internal control over financial reporting and (iii) no claim or allegation regarding any of the foregoing made available to the Purchaser.

5.23Transactions With Related Parties.  Except as set forth on Schedule 5.23, neither any current or former member of any Seller (including, but not limited to, any Principal), nor any Affiliate of such Person, is currently a party to any transaction with the Business or the Sellers, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such Person.  None of the Purchased Assets include any Contract with, or obligation to provide any benefit to, any Principal or any of his Affiliates.

5.24Gift Cards. All Gift Cards have been issued and sold without an expiration date.  Other than the Gift Cards, and Be Our Guest cards issued by corporate, the Sellers have no liability in respect of any gift cards, coupons, discounts or similar liabilities with respect to the Business or the Purchased Assets.

5.25Liquor Licenses. Schedule 5.25 sets forth a complete list as of the date of this Agreement of all liquor licenses (including, without limitation, beer and wine licenses) held or used by each Seller, including the Person in whose name such license is issued, date of issuance and renewal date (collectively, the “Liquor Licenses”). Each of the Sellers is in compliance in all material respects with all applicable state, municipal and other governmental laws, regulations and rules with respect to the sale of liquor and all alcoholic beverages and has the right to sell liquor at retail for consumption within each of the restaurant locations of such Seller, subject to and in accordance with all applicable provisions of the Liquor Licenses. To the Knowledge of the Sellers, since January 1, 2016, (i) there have been no Legal Proceedings brought or threatened to be brought by or before a Governmental Body in respect of any such Liquor License or the activities of such Seller in connection with any such Liquor License (or in connection with any other liquor license previously held or used by such Seller), (ii) no such Liquor License is subject to any due but unpaid tax obligation owed to a Governmental Body, the outstanding nature of which would preclude transfer of such Liquor License from any of the Sellers to the Purchaser, and (iii) no such Liquor License has been threatened by a Governmental Body to be revoked, limited or not renewed.

5.26Sellers’ Employees.

(a)The Sellers have provided to the Purchaser a list of all of the employees of the Sellers employed as of the date hereof in connection with the Business (by type or classification) and their respective rates of compensation (including the portions thereof attributable to bonuses or other extraordinary compensation), benefits and length of employment, also as of the date hereof. Sellers’ employees identified on such list as hourly employees or non-management employees are referred to herein as the “Business Employees” and Sellers’

employees identified on such list as management employees are referred to herein as the “Key Business Employees”.

(b)To the Knowledge of Sellers, no Key Business Employee has any plans or has notified Sellers that such employee intends to terminate employment with any Seller.

(c)Sellers have provided to Purchaser complete copies of all employee files including but not limited to Business Employee and Key Business Employee files maintained in electronic or other format as maintained by Sellers.

5.27Information Security.

(a)The Sellers have established, and the Business is in compliance with, a written information security program or programs covering the Business that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, (ii) is designed to protect against unauthorized access to the Sellers’ technology and computer systems and infrastructure and proprietary data, and (iii) is adequate for the conduct of the Business.  To the Knowledge of the Sellers, the Business has not suffered a security breach with respect to any proprietary data or trade secrets in the last eighteen (18) months.

(b)The Sellers, in respect of the Business, (i) have a privacy policy regarding the collection and use of information that identifies, or could reasonably be used to identify, any natural persons (including names, addresses, telephone numbers, email addresses, social security numbers, and/or account information) (“Personal Information”) and (ii) to the Knowledge of Sellers, are in compliance, and have complied, with the privacy policies applicable to the Business, all applicable Laws regarding information privacy and security and the collection, use, disposal, disclosure, maintenance and transmission of Personal Information in connection with the Business and, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS).  No claim or action is pending or threatened in writing against any Seller relating to its use of Personal Information in the conduct of the Business.  Neither the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of any of the transactions contemplated hereby will result in any violation of (i) any privacy policies applicable to the Business or (ii) of any agreement of any Seller with respect to the collection, use, disposal, disclosure, maintenance, and transmission of Personal Information.

5.28Full Disclosure.  No representation or warranty by any Seller in this Agreement, and no document furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection herewith or with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of material fact or omits or will omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

6.1Organization and Good Standing.  The Purchaser is a limited liability corporation duly incorporated, validly existing and in good standing under the Laws of the State of Louisiana and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business.

6.2Authorization of Agreement.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party in connection with the consummation of the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and any other Transaction Document to which it is a party, the performance of the Purchaser’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been duly and validly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 6.3, none of the execution or delivery by the Purchaser of this Agreement or any other Transaction Document to which it is a party, the consummation of any of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien, upon any of the properties or assets of the Purchaser under, any provision of (i) the certificate of incorporation, bylaws or other organizational documents of the Purchaser; (ii) any Contract or Permit to which the Purchaser is a party or by which the Purchaser or any of its properties or assets is bound; (iii) any Order of any Governmental Body applicable to the Purchaser or by which the Purchaser or any of its properties or assets is bound; or (iv) any applicable Law.

(b)Except as set forth on Schedule 6.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party, the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.

6.4Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or limit the ability of the Purchaser to enter into this Agreement or any other Transaction Document to which it is a party, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

6.5Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement.  No Person is entitled to any fee or commission or like payment from the Sellers or from Purchaser in respect thereof.

ARTICLE VII

COVENANTS

7.1Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser, the Sellers shall (x) conduct the Business in the Ordinary Course of Business, and (y) use reasonable best efforts to maintain and preserve intact their respective current Business organization, operations and franchise and to preserve the rights, franchise, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.  Without limiting the foregoing, from the date hereof until the Closing Date, each Seller shall:

(a)preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)pay the debts, Taxes and other obligations of the Business when due;

(c)continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)maintain its properties and assets, including the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)not permit any subleases or lease amendments to the Real Property Leases;

(f)continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(g)defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(h)perform all of its obligations under all Assumed Contracts;

(i)maintain the Books and Records in accordance with past practice;

(j)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(k)not take or permit to take any action that would cause any of the changes, events or conditions described in Section 5.8 to occur.

7.2Access to Information.  From the date hereof until the Closing, each Seller shall (a) permit Representatives of the Purchaser to have access to all premises, properties, Books and Records (including the work papers of each Seller’s independent accountants), Contracts, other records and documents, and personnel, relating to the Business, (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Business as the Purchaser or any of its Representatives may reasonably request, and (c) instruct Representatives of each Seller to cooperate with the Purchaser in its investigation of the Business.

7.3Exclusivity.

(a)From the date hereof until the Closing (the “Exclusivity Period”), no Seller or Principal shall (i) authorize, direct or permit any of its or their respective Representatives or Affiliates to take any action to directly or indirectly solicit, initiate, seek, encourage, facilitate, approve, endorse, recommend or respond to any inquiry, proposal, or offer (whether formal or informal, written, oral or otherwise) from, or participate in any discussions or negotiations with, any third party regarding any (A) direct or indirect acquisition or sale of any Seller in whole or in part, (B) merger, consolidation, reorganization, recapitalization, liquidation, dissolution or other business combination or extraordinary corporate transaction involving any Seller, (C) acquisition, disposition, or listing on any securities exchange of any portion of the membership interests or voting power of any Seller (whether by sale, assignment, issuance, proxy, pledge, encumbrance or otherwise, other than the issuance of membership interests of any Seller upon exercise or conversion of options, warrants or other equity-based securities issued prior to the date of this Agreement), (D) acquisition or disposition of any material asset or material portion of the assets of any Seller (whether by sale, assignment, option, license, pledge, encumbrance or otherwise, other than bona fide sales and nonexclusive licenses of products in the Ordinary Course of Business) (any such transaction described in clauses (A), (B), (C) or (D) of this Section 7.3(a)(i), a “Third Party Acquisition”); (ii) furnish any non-public information concerning the business, properties or assets of any Seller or division of any Seller to any other Person (other than the Purchaser or its Representatives); or (iii) engage in discussions or negotiations with any Person (other than the Purchaser and its Representatives) concerning any Third Party Acquisition.  Each Seller agrees that any such discussions or negotiations in progress as of the date of this Agreement shall be immediately terminated and that in no event shall any Seller approve, accept or enter into an agreement concerning any Third Party Acquisition during the Exclusivity Period.  During the Exclusivity Period, no Seller or Principal shall authorize, direct or cause any of their respective Representative or Affiliates to continue or participate in any negotiations or discussions with any Person for the purpose of effecting an acquisition, joint venture with or strategic investment in any other Person or business.

(b)Each Seller shall immediately notify any Person with whom or with which discussions or negotiations of the nature described in Section 7.3(a) are pending as of the date hereof that such Seller is terminating such discussions or negotiations.  If any Seller receives any inquiry, proposal or offer of the nature described in Section 7.3(a), such Seller shall, within one

(1) day after such receipt, notify the Purchaser of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

(c)Each Seller agrees that the rights and remedies for noncompliance with this Section 7.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

7.4Notice of Certain Events.

(a)From the date hereof until the Closing, each Seller and the Principals shall promptly notify the Purchaser in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably result in, any representation or warranty made by any Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement;

(iv)any Legal Proceedings commenced or, to each Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.16 or that relates to the consummation of the transactions contemplated by this Agreement; and

(v)the occurrence or possibility of an occurrence of any data breach or compromise of any of the Seller’s information security systems.

(b)The Purchaser’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement and shall not be deemed to amend or supplement the Schedules.

7.5Governmental and Third-Party Notices and Consents.

(a)Each party shall use its reasonable best efforts to obtain or caused to be obtained, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Bodies, and to effect all registrations, filings and notices with or to Governmental Bodies, as may be required for such party to consummate the transactions contemplated by this

Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b)Each Seller and the Principals shall use their respective reasonable best efforts to give all notices to third parties in connection with and obtain all Required Consents.

7.6Closing Efforts.  Each party shall use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to cause (i) its respective representations and warranties to remain true, correct and complete in all material respects through the Closing Date and (ii) the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be satisfied.

7.7Further Assurances.

(a)At any time or from time to time after the Closing, at the request of the Purchaser and without further consideration, each Seller agrees to execute and deliver to the Purchaser any further documents or instruments and perform any further acts that may reasonably be deemed necessary, appropriate or advisable by the Purchaser to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, with respect to any of the Purchased Assets.  Nothing herein shall be deemed a waiver by the Purchaser of their right to receive at the Closing an effective assignment of such rights by each Seller as otherwise set forth in this Agreement.

(b)After the Closing, at the request of the Purchaser and without further consideration, each Seller agrees to use its reasonable best efforts to assist the Purchaser with the process of hiring those former employees of each Seller specified by the Purchaser.  Seller is not obligated to meet with former employees or participate in interviews between former employees and Purchaser.  Seller shall reasonably provide assistance with transferring personnel records, labor schedules and providing similar relevant information to Purchaser.

7.8Confidentiality.  Each Seller and the Principals acknowledge that it and its respective Affiliates possess and may continue to possess after the Closing knowledge of confidential and valuable business information relating to the Business and the Purchased Assets not generally known by or available to the public and agrees, and shall cause its respective Affiliates, at all times (a) to keep confidential all such information, (b) not to use such confidential information on its own behalf (except in connection with the transactions contemplated hereby) or on behalf of any other Person, other than the Purchaser or the Purchaser’s Affiliates, and (c) not to disclose such confidential information to any third party (other than to each Seller’s counsel, accountants and other advisors in connection with the transactions contemplated hereby) without the Purchaser’s prior written approval; provided, however, that no Seller or Principal shall have any such obligations with respect to confidential information that has become a matter of public knowledge or has been or is hereafter publicly disclosed, in any case through no fault of any Seller, any Principal or any of their respective Affiliates or representatives. Purchaser acknowledges that Seller operates a separate creole style restaurant in New Hope, PA and may use common suppliers for that restaurant concept.  Purchaser and Seller agree that Seller has certain menu items at the creole restaurant as of the date of this agreement which may be similar to certain of Purchaser’s recipes for the Ruth’s Chris Steak House system and those menu items may remain but Seller agrees that it will not use any proprietary recipes or operational process of Purchaser in the future at the creole restaurant that are not already in place as of the date of this agreement.

7.9Preservation of Records.  The Purchaser shall have the right for a period of three (3) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of each Seller’s independent accountants), correspondence, production records, employment records and other records that are retained by each Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Purchaser for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other Laws.  In addition, the Purchaser shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to tax records or records related to tax obligations retained by Seller.  Neither the Purchaser nor the Sellers shall destroy any such books, records or accounts retained by it without first providing the other party with the opportunity to obtain or copy such books, records, or accounts at such other party’s expense.  Promptly upon request by the Purchaser made at any time following the Closing Date, each Seller shall authorize the release to the Purchaser of all files pertaining to each Seller, the Purchased Assets or the Business held by any federal, state, county or local authorities, agencies or instrumentalities.

7.10Publicity.  None of the Sellers, any Principal or any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement.  The parties acknowledge that the Purchaser will be required to make filings with the Securities and Exchange Commission disclosing the terms of this Agreement and the transactions contemplated thereby.

7.11Collection of Receivables.  Following the Closing, if the Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, the Purchaser or its Affiliate shall remit any such funds to the Sellers within five (5) Business Days after its receipt thereof.  Further, the Purchaser and the Sellers agree to use their reasonable best efforts to cooperate in notifying customers, or prior customers, of the Business to make all payments in connection with the Business directly to the Purchaser and shall otherwise direct correspondence and inquiries relating to the Business to the Purchaser.

7.12Tax Matters.

(a)Purchaser shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of any of the transactions contemplated by this Agreement and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

(b)Following the Closing, the Sellers and the Purchaser shall, as reasonably requested by the other: (i) assist the other party in preparing any Tax Returns relating to any Business which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any Tax audit of, or dispute with, any Taxing Authority regarding, and any Legal Proceeding relating to, liability for Taxes, in the preparation or conduct of any Legal Proceeding or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Business; and (iii) make available to the other party, as reasonably requested, and to any Taxing Authority all information, records, and documents relating to Taxes relating to the Business.

(c)All real property Taxes, personal property Taxes and similar ad valorem obligations, if any, levied on the Business or the Purchased Assets for a Straddle Period, whether or not imposed or assessed before or after the Closing Date, shall be apportioned between the Purchaser and the Sellers based on the number of days of such taxable period included in the taxable period prior to the Closing Date and the number of days of such taxable period after the Closing Date.  The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the taxable period prior to the Closing Date, and the Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to such taxable period after the Closing Date.  Sellers shall pay the amount due for the entire period and shall be reimbursed at Closing for the amounts that have been pre-paid by Seller but for which Purchaser is liable.

7.13Employees.

(a)The employment of all employees of Sellers employed in connection with the Purchased Assets will be terminated by Sellers immediately after the Closing Date. Purchaser shall offer employment to any or all eligible employees of Sellers employed in connection with the Purchased Assets. The Purchaser shall assume the amounts payable to Sellers’ employees relating to all accrued, but unpaid and unused, paid time off of Sellers’ employees as of the Closing Date (“PTO Accruals”), as set forth in Section 3.2(b)(i) hereof.  Other than the PTO Accruals, Purchaser shall not assume any of Sellers’s other employment Liabilities that have accrued on or before the Closing Date, including without limitation unpaid FICA, FUTA, unemployment Tax, pension or profit-sharing plan contributions, health and welfare benefits, employee fringe benefits, Liabilities under the Worker Adjustment and Retraining Notification (“WARN”) Act or state or local equivalents, severance benefits, bonuses, or pay or incentive programs of any type, nor shall Purchaser acquire any interest in or obligation under any pension, profit sharing, retirement or other plan of Sellers. Further, Sellers shall remain liable for all employment Liabilities arising out of claims alleging discrimination, harassment, retaliation, failure to pay wages or provide benefits, unlawful termination, misclassification of employees or any other violation of federal, state or local law filed, threatened, or otherwise pursued by Sellers’ employees prior to the Closing Date or based on events that arose prior to the Closing Date.  Sellers shall retain all severance obligations, if any, to its employees. Sellers shall retain all Liabilities relating to any Employee Benefit Plan.

(b)Sellers or Sellers’ ERISA Affiliate shall maintain a Health Plan after the Closing Date and provide continuation of health coverage pursuant to COBRA for all M&A Qualified Beneficiaries. “M&A Qualified Beneficiaries” means each individual who is a “qualified beneficiary” whose “qualifying event” occurred prior to or in connection with the sale of the Purchased Assets and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was associated with the Purchased Assets being sold. (The terms within quotes are as defined in COBRA and its related regulations). On the Closing Date, all Business Employees and Key Business Employees hired by Purchaser shall become employees of Purchaser and not of Sellers.

(c)Purchaser shall cooperate with Sellers in making any notices required by the WARN Act or other applicable federal or state laws.

(d)Purchaser shall notify Sellers regarding which Business Employees and Key Business Employees have been employed by Purchaser within ten (10) days following the Closing Date. Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2. Purchaser shall properly prepare and file a final Form 941 and Schedule D (Form 941) with respect to the calendar year in which the Closing Date occurs.

Sellers shall furnish to Purchaser the Forms W-4 and W-5 of each Business Employee and Key Business Employee that Sellers are timely notified is employed by Purchaser for the portion of the calendar year up to and including the Closing Date. It is the intent of the parties hereto that the obligations of Sellers and Purchaser under this Section 7.13 shall be carried out in accordance with Sections 5 and 6 of Revenue Procedure 2004-53. Sellers shall remain responsible for Form W-2 reporting obligations for those Business Employees and Key Business Employees, if any, who do not become employees of Purchaser.

7.14Non-Assignable Contracts and Permits and Liquor Licenses.

(a)Nothing in this Agreement shall be construed as an attempt to assign to Purchaser any Contract or Permit which by applicable law or its terms is non-assignable or the assignment of which would constitute a violation of law, contract, commitment, or other agreement. The Permits disclosed in Scheduled 5.17, to Sellers’ knowledge, are not assignable. The New York Liquor License described in Schedule 5.25 is also not assignable.

(b)If, as of the Closing Date, an attempted assignment of a contract other than a Material Contract or Permit (other than a Liquor License) would be ineffective or would affect Purchaser’s rights thereunder so that Purchaser would not in fact receive all such rights (the “Non-assigned Contracts and Permits”), then such failure shall not affect the Closing except as hereinafter set forth. If a Liquor License has not been received for one or more Restaurants (the “Affected Restaurant”), Sellers shall cooperate with Purchaser in a mutually acceptable arrangement and to the extent not prohibited by law to provide Purchaser the benefit (including the economic benefit) of Sellers’ ability to sell and/or consume alcoholic beverages on the premises at the Affected Restaurant, including but not limited to entering into on the Closing Date a management agreement to be mutually agreed upon by the Purchaser and the Sellers. Further, Sellers must obtain the written consent of such third parties listed on Schedule 7.14 in connection with the transfer of certain Liquor Licenses into Purchaser’s name as licensee or co-licensee. If, and so long after the Closing Date as, such assignment shall not have been made or such Liquor License not received, Sellers shall: (i) to the extent that such action shall not result in violation of the Non-assigned Contracts and Permits or applicable law, transfer to Purchaser all Purchased Assets and rights, including all monies, received in respect of the Affected Restaurants and the Non-assigned Contracts and Permits and hold the Affected Restaurants and Non-assigned Contracts and Permits in trust for Purchaser, and (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) of the Affected Restaurants and the Non-assigned Contracts and Permits, or any of the Non-assigned Contracts and Permits has been canceled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with Purchaser) as are necessary to provide all of the benefits (or the equivalent thereof, including the economic benefit) of the Affected Restaurants and the Non-assigned Contracts and Permits to Purchaser.

(c)Nothing in this Section 7.14 shall derogate from the parties’ obligations under Section 7.6. Further, Sellers agree and acknowledge that in addition to the conditions to Closing set forth in Section 8.1, Purchaser has no obligation to proceed to a Closing prior to the Termination Date as long as Purchaser has not received the requisite Liquor Licenses for each of the Restaurants. If, on the Termination Date, Purchaser has not received a Liquor License for each of the Restaurants and all of the other conditions to Closing set forth in Article VIII have been satisfied or waived, then Sellers and Purchaser agree to consummate the transactions contemplated by this Agreement on the Termination Date (which will become the Closing Date) subject to clause (b) above of this Section 7.14.

7.15Continuing Existence of Sellers. Sellers shall maintain their limited liability company, limited partnership and corporate existence, as applicable, and shall not liquidate or wind down their affairs for a period of not less than nineteen (19) months after the Closing Date.

7.16Transition Assistance.

(a)To the extent the Purchaser is required under any applicable Laws to file or furnish any audited financial statements prepared in accordance with GAAP to any Governmental Body, including but not limited to the Securities and Exchange Commission, the Sellers shall cooperate in good faith (including making available appropriate employees and outside accountants and providing relevant information and access to relevant information), during normal business hours and upon reasonable advance notice, with Purchaser’s preparation within sixty (60) days after the Closing, at Purchaser’s expense, of audited financial statements (prepared in accordance with GAAP and Securities Exchange Act Reg. S-X) for the operations of the Business for the fiscal periods ended December 30, 2017 and December 29, 2018, together with a report on such financial information by the PCAOB registered accounting firm thereon.

(b)Following the Closing, for a period of ninety (90) days from the Closing Date, Sellers shall make Matt Lourick available on a commercially reasonably basis to assist Purchaser in transitioning the Business and providing operational advice from time-to-time on an as-needed basis pursuant to a consulting agreement to be entered into by Mr. Lourick and affiliates of the Purchaser as of the Closing Date.  The consulting agreement may be extended by another ninety (90) days by mutual written agreement of Mr. Lourick and Purchaser.  Under the terms of the consulting agreement, Mr. Lourick shall receive compensation equivalent to his current compensation with Sellers, shall be available to Purchaser on a full-basis and shall be subject to customary non-competition provisions.

7.17Gift Cards. After the Closing Date it is contemplated that Gift Cards sold by Sellers prior to the Closing Date and which are not redeemed prior to the Closing Date will be presented to Purchaser for redemption. Following the Closing Date, Purchaser shall recognize and honor such Gift Cards upon presentation.

7.18Redemption of Gift Cards. Following the expiration of the Gift Card Liability Period, Purchaser shall continue to honor any Gift Cards issued by Sellers prior to the Closing Date and presented to Purchaser for redemption, subject to Section 7.17 above.

7.19Non-Competition and Non-Solicitation. Marsha Brown Restaurants, L.P., M.R. Brown, Inc., Ophelia May LLC, and Marsha Brown will each execute an agreement not to compete in the form attached hereto as Exhibit C.

7.20Real Property Lease Notices. Sellers will provide the Purchaser with copies of all notices from any landlord under each Real Property Lease within three (3) business days of receipt of such notice and vice versa.

7.21Bulk Sales Laws. Sellers (a) shall make all applicable state filings in compliance with bulk sales regulations in a timely manner and shall provide a copy of such filings to Purchaser and (b) agree to pay and discharge, when due, all claims of creditors that could be asserted against Purchaser by reason of noncompliance with any Bulk Sales Law applicable to the transactions anticipated by this Agreement

7.22Survivability. The provisions of this Article VII shall survive the Closing Date.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1Conditions to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or wavier by the Purchaser) of the following additional conditions:

(a)Other than the representations and warranties of the Sellers and the Principals contained in Section 5.1, Section 5.2, Section 5.6 and Section 5.21, the representations and warranties of the Sellers and the Principals set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).  The representations and warranties of the Sellers and the Principals contained in Section 5.1, Section 5.2, Section 5.6 and Section 5.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)The Sellers and the Principals shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it as of or prior to the Closing Date.

(c)The Sellers and the Principals shall have obtained at their own expense (and shall have provided executed copies thereof to the Purchaser) all Required Consents, all of which shall be in full force and effect.

(d)No Legal Proceeding (i) challenging or seeking to prevent the consummation of the transactions contemplated by this Agreement, or (ii) that would cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) that would affect adversely the right of the Purchaser to own, operate or control any of the Purchased Assets, or to conduct the Business as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(e)No Material Adverse Effect shall have occurred, and no event or circumstance shall have occurred or arisen that would reasonably be expected to result in a Material Adverse Effect.

(f)No data breach or compromise of any Seller’s information security systems shall have occurred.

(g)The Sellers and the Principals shall have duly executed and delivered each Transaction Document (other than this Agreement) to which it is a party and such other documents or deliverables required of it in connection with the Closing under Section 4.2.

(h)The Purchaser shall have received all Permits that are necessary for it to conduct the Business as conducted by the Sellers as of the Closing Date.

(i)The Sellers shall have delivered to the Purchaser payoff letters with respect to all indebtedness of the Sellers and documents evidencing the release or termination of all Liens on the Purchased Assets, and copies of UCC termination statements to be filed upon the Closing with respect to all UCC financing statement evidencing Liens.

(j)The Sellers shall have terminated the Franchise Agreements and delivered evidence of such terminations to the Purchaser.

(k)The Sellers shall have filed the Application for Use of Management Company with the Pennsylvania Liquor Control Board and the parties shall have entered into an Interim Management Agreement for each Pennsylvania location, the form of which is attached hereto as Exhibit D.

8.2Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or wavier by the Sellers) of the following additional conditions:

(a)Other than the representations and warranties of the Purchaser contained in Section 6.1, Section 6.2 and Section 6.5, the representations and warranties of the Purchaser set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).  The representations and warranties of the Purchaser contained in Section 6.1, Section 6.2 and Section 6.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it as of or prior to the Closing Date.

(c)No injunction or restraining order shall have been issued by any Governmental Body and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)The Purchaser shall have duly executed and delivered each Transaction Document (other than this Agreement) and such other documents or deliverables required of it in connection with the Closing under Section 4.2.

ARTICLE IX

INDEMNIFICATION

9.1Survival.  The representations and warranties of the parties contained in this Agreement shall survive for eighteen (18) months after the Closing Date; provided that the representations and warranties contained in (a) Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.7 (Undisclosed Liabilities), Section 5.11(b) (Title to and Sufficiency of Assets) and Section 5.20 (Financial Advisors) shall survive indefinitely, and (b) Section 5.9 (Taxes), Section 5.14 (Employee Benefit Plans),and Section 5.18 (Environmental Matters) (together with the representations and warranties described in clause (a) of this Section 9.1, each, a “Fundamental Representation” and collectively, the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.  Claims related to Section 5.27 (Information Security) shall be considered to be based upon a Fundamental Representation, except they shall survive for only 18 months post-Closing.   Notwithstanding the foregoing, if a written claim or written notice is given under this Article IX with respect to any representation or warranty prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

9.2Indemnification by the Sellers and the Principals.  Subject to Section 9.5 hereof, the Sellers and each Principal, jointly and severally, hereby agree to reimburse, defend, indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, Liabilities, fines, damages, Taxes and Expenses (individually, a “Loss” and, collectively, “Losses”) relating to, based upon, resulting from or arising out of:

(a)any inaccuracy or breach of any of the representations or warranties made by any Seller or any Principal in this Agreement or any of the other Transaction Documents;

(b)any breach of or failure to perform any covenant or agreement made by any Seller or any Principal in this Agreement or any of the other Transaction Documents;

(c)the ownership, use or operation of any of the assets or properties of any Seller (including any of the Purchased Assets) or the Business prior to the Closing;

(d)any of the Excluded Assets or Excluded Liabilities;

(e)any and all Taxes (i) relating to any Pre-Closing Tax Period with respect to the Sellers, the Business or any of the Purchased Assets, (ii) relating to the portion of any Straddle Period ending on and including the Closing Date with respect to the Sellers, the Business or any of the Purchased Assets, (iii) any other Taxes of the Sellers or any of their equity holders or Affiliates, including any Taxes that arise in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby (including, without limitation, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest));

(f)any Environmental Claim or the investigation, remediation or correction of any Environmental Condition caused by, relating to or arising out of (i) any condition prior to the Closing at the Leased Real Property or any property previously owned, leased or operated by any Seller or any of its respective predecessors in interest, as applicable; and (ii) the operations prior to the Closing of any Seller or any of its predecessors in interest, as applicable, including arising out of the disposal, migration, Release or threatened Release of any Hazardous Substance owned, controlled or possessed by any Seller or any of its predecessors in interest, as applicable;

(g)any failure of the Sellers or any of their predecessors in interest, as applicable, to comply with any Environmental Law prior to the Closing, including the installation of any pollution control equipment or other equipment to bring the Business or Purchased Assets into compliance with all Environmental Laws;

(h)any Liability arising under any Environmental Law assumed by the Sellers or any of its predecessors in interest, as applicable, prior to the Closing pursuant to the terms of any Contract, Real Property Lease, settlement or other written and legally binding arrangement between or among the Sellers or any of its predecessors in interest, as applicable, and any other Person;

(i)any matter or Seller Benefit Plan disclosed or required to be disclosed in Schedule 5.14(a) or Schedule 5.16; or

(j)any and all employment Liabilities arising out of claims alleging discrimination, harassment, retaliation, failure to pay wages or provide benefits, unlawful termination, misclassification of employees, or any other violation of federal, state or local law filed, threatened, or otherwise pursued by Sellers’ employees prior to the Closing Date or based on events that arose prior to the Closing Date.

The foregoing agreement to indemnify shall not include any Loss solely resulting from a Purchaser Indemnified Party’s willful misconduct.

9.3Indemnification by Purchaser.  Subject to Section 9.5 hereof, the Purchaser hereby agrees to reimburse, defend, indemnify and hold harmless the Sellers and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses relating to, based upon, resulting from or arising out of:

(a)any inaccuracy or breach of any of the representations or warranties made by the Purchaser in this Agreement or any of the other Transaction Documents;

(b)any breach of or failure to perform any covenant or agreement made by the Purchaser in this Agreement or any of the other Transaction Documents; or

(c)any of the Assumed Liabilities.

The foregoing agreement to indemnify shall not include any Loss solely resulting from a Seller Indemnified Party’s willful misconduct.

9.4Indemnification Procedures.

(a)In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim, the party seeking indemnification (the “Indemnified Party”) shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against any Indemnification Claim and if the Indemnifying Party elects to defend against any Indemnification Claim, it shall within twenty (20) Business Days (or sooner, if the nature of the Indemnification Claim so requires) (the

“Dispute Period”) notify the Indemnified Party of its intent to do so.  If the Indemnifying Party does not elect within the Dispute Period to defend against any Indemnification Claim, the Indemnified Party may defend against such Indemnification Claim.  If the Indemnifying Party elects to defend against any Indemnification Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Indemnification Claim, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, (iii) the Indemnifying Party shall be deemed to have agreed that it shall indemnify the Indemnified Party for such Indemnification Claim pursuant to the provisions of this Article IX and (iv) the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) based upon the advice of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, or there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one firm of counsel (in addition to local counsel) for all Indemnified Parties in connection with an Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 9.4 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise, or permit a default or consent to entry of any judgment with respect to, any Indemnification Claim (each, a “Settlement”) unless (i) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim, (ii) such Settlement does not impose any Liabilities on the Indemnified Party, and (iii) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnified Party’s reasonable judgment, have or be reasonably expected to have any adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party.

(b)If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.

(c)In the event that an Indemnified Party should have an Indemnification Claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Legal Proceeding or claim by a third party, the Indemnified Party shall send written notice to the Indemnifying Party describing in reasonable detail the nature of such Indemnification Claim and the Indemnified Party’s estimate of the amount of Losses attributable to such Indemnification Claim.  The Indemnifying Party shall have twenty (20) Business Days from the date such claim notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s notice or Indemnification Claim, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto.  If the Indemnifying Party does not deliver such written notice of objection within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party’s Indemnification Claim, and shall have no further right to contest the validity of such Indemnification Claim.  If the Indemnifying Party does deliver such written notice of objection within such twenty (20) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within thirty (30) days of the delivery by the Indemnifying Party of such written notice of objection, and if not resolved in such thirty (30) day period, may be resolved through Legal Proceedings brought by either party or by such other means as such parties mutually agree.

(d)If the Sellers do not deliver a written notice of objection to a Purchaser Indemnified Party with respect to an Indemnification Claim in accordance with Section 9.4(c), or an Indemnification Claim of a Purchaser Indemnified Party has been finally resolved by a Law of a Governmental Body with respect to which all appeals have been determined or rights to appeal have expired, by a Settlement or by agreement of such Purchaser Indemnified Party and the Sellers (in any such case, a “Resolution”), the amount of Losses incurred by such Purchaser Indemnified Party with respect to such Indemnification Claim shall be the joint and several obligations of the Sellers and the Principals and shall be paid to such Purchaser Indemnified Party promptly following such Resolution.

9.5Additional Indemnification Provisions.

(a)Any Indemnification Claim to be made by the Purchaser or the Sellers, as the case may be, shall be made on or prior to the expiration of the applicable survival period set forth in Section 9.1, except as otherwise provided therein.

(b)Other than with respect to the Fundamental Representations or any representations and warranties the inaccuracy or breach of which is the result of fraud, on or prior to the Closing, to which the Indemnity Threshold (as defined below) shall not apply, none of the Purchaser Indemnified Parties shall be permitted to recover any Losses under Section 9.2(a), unless and until the aggregate amount of Losses under such Section considered together exceeds $100,000 (the “Indemnity Threshold”), whereupon the Purchaser Indemnified shall be entitled to indemnification hereunder for Losses in excess of the Indemnity Threshold, which, in no event, shall exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00).

(c)Other than with respect to any representations and warranties the inaccuracy or breach of which is the result of fraud, on or prior to the Closing, to which the Indemnity Threshold shall not apply, none of the Seller Indemnified Parties shall be permitted to recover any Losses under Section 9.3(a), unless and until the aggregate amount of Losses under such Section considered together exceeds the Indemnity Threshold, whereupon the Seller Indemnified shall be entitled to indemnification hereunder for Losses in excess of the Indemnity Threshold, which, in no event, shall exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00)

(d)In the event of an indemnification for (x) any inaccuracy or breach of any of the representations and warranties as a result of fraud and (y) any inaccuracy or breach of any of the Fundamental Representations no limit shall apply and to which there shall be no limit on the ability to pursue all legal remedies.  In the event that Purchaser chooses not to proceed to Closing for a reason other than the fraud or breach of contract/breach of warranty of Seller(s), Purchaser shall reimburse Sellers for the actual amount of their deal costs including attorneys’ and accountants’ fees, but only to the maximum amount of $100,000.

9.6Tax Treatment of Indemnity Payments.  The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the consideration for the Purchased Assets for federal, state, local and foreign income tax purposes.

9.7Exclusive Remedy.  The sole and exclusive remedy for any breach of or inaccuracy, or alleged breach of or inaccuracy, of any representation or warranty in this Agreement shall be indemnification in accordance with this Article IX, except with respect to any claim based upon fraud or willful misrepresentation or misconduct by the Purchaser or the Sellers.

ARTICLE X

TERMINATION

10.1Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of the parties;

(b)by the Purchaser by written notice to the Sellers if:

(i)any Seller is in breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 8.1 and such breach is not cured within five (5) days following delivery by the Purchaser to the Seller of written notice of such breach; or

(ii)the Closing shall not have occurred on or before ninety (90) days following the date of this Agreement by reason of the failure of any condition precedent under Article VIII (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement);

(c)by the Sellers by written notice to the Purchaser if:

(i)the Purchaser is in breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2 and such breach is not cured within five (5) days following delivery by the Seller to the Purchaser of written notice of such breach; or

(ii)the Closing shall not have occurred on or before ninety (90) days following the date of this Agreement by reason of the failure of any condition precedent under

Article VIII (unless the failure results primarily from a breach by any Seller of any representation, warranty or covenant contained in this Agreement).

10.2Effect of Termination.  If any party terminates this Agreement pursuant to Section 10.1, all obligations of the parties hereunder shall terminate without any Liability of any party to the other parties (except for any Liability of a party for fraud, intentional misrepresentation or willful breach of any provision of this Agreement prior to such termination).

ARTICLE XI

MISCELLANEOUS

11.1Expenses.  Except as otherwise expressly provided in this Agreement, the Purchaser and the Sellers shall bear its own Expenses incurred in connection with the negotiation, preparation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby, including all fees and disbursements of counsel, accountants, investment bankers and other advisors retained by such party.

11.2Submission to Jurisdiction; Consent to Service of Process.

(a)The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Pennsylvania over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.5.

11.3Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Pennsylvania applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.

11.5Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), or (b) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party(ies) pursuant to this provision):

If to the Sellers or the Principals to:

Marsha Brown

6611 Fleecydale Road

Lumberville, Pennsylvania. 18933

Phones:  215-297-8824 Home

               215-297-8825 Office

               516-313-4967 Cell

               215-297-8218 Fax

Matthew Lourick

172 Gwynedd Manor Road

North Wales, Pennsylvania  19454

Phones:  215-495-7145 Cell

               267-613-8037 Fax

With a copy to (which shall not constitute notice) to:

Dady & Gardner, P.A

5100 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention: Jeffery S. Haff
Phone:  612-359-3514
Facsimile:  612-359-3507

If to the Purchaser, to:

RCSH Operations, LLC
c/o Ruth’s Hospitality Group, Inc.

1030 W. Canton Ave.
Suite 100
Winter Park, FL 32789
Attention: General Counsel
Phone: (407) 829-3451

With a copy (which shall not constitute notice) to:

Farkas & Neurman PLLC
347 W.36th Street Suite 801
New York, New York 10018
Attention:  Esther Farkas, Esq.
Phone:  (347) 470-2381

11.6Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

11.7Binding Effect; No Third-Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except as otherwise contemplated by Sections 9.2 and 9.3.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers or the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign its rights, interests and obligations hereunder to any Affiliate; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.8Specific Performance.  The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy.  The Sellers and the Purchaser accordingly agree that the non-breaching party shall be entitled, in addition to any other remedies available under applicable Law or this Agreement, to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement, without the requirement to post bond or other security.

11.9Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

PURCHASER:

RCSH OPERATIONS, LLC

By:	/s/ Cheryl J. Henry
	Name:	Cheryl J. Henry
	Title:	Chief Executive Officer

SELLERs:

MARSHA BROWN RESTAURANTS, L.P.

By:	/s/ Marsha R. Brown
	Name:	Marsha R. Brown
	Title:	Partner

MARSHA BROWN RESTAURANTS, INC.

By:	/s/ Marsha R. Brown
	Name:	Marsha R. Brown
	Title:	Partner

M.R. BROWN, INC.

By:	/s/ Marsha R. Brown
	Name:	Marsha R. Brown
	Title:	Partner

[Signature Page to Asset Purchase Agreement]

MARSHA BROWN DEVELOPMENT CORPORATION

By:	/s/ Marsha R. Brown
	Name:	Marsha R. Brown
	Title:	President

OPHELIA MAY LLC

By:	/s/ Marsha R. Brown
	Name:	Marsha R. Brown
	Title:	Managing Member

PRINCIPALS:

/s/ Matthew Lourick
Matthew Lourick

/s/ Marsha Brown
Marsha Brown

[Signature Page to Asset Purchase Agreement]

MAY 1 ASSET PURCHASE
AGREEMENT – EXHIBIT A

BILL OF SALE

RCSH OPERATIONS, LLC,
MARSHA BROWN RESTAURANTS, L.P.,
MARSHA BROWN RESTAURANTS, INC.
M.R. BROWN, INC.,
MARSHA BROWN DEVELOPMENT CORPORATION
OPHELIA MAY LLC

Dated: ______________, 2019

Pursuant to the terms of that certain Asset Purchase Agreement, dated as of May 1, 2019 (the “Purchase Agreement”), by and among by and among RCSH Operations, LLC, a Louisiana limited liability corporation (the “Purchaser”), Marsha Brown Restaurants, L.P., a New York limited partnership, Marsha Brown Restaurants, Inc., a New York corporation, M.R. Brown, Inc., a Pennsylvania corporation, Marsha Brown Development Corporation, a New York corporation, and Ophelia May LLC, a Pennsylvania limited liability company (each, a “Seller” and collectively, the “Sellers”), and the Principal party thereto, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Seller does hereby sell, assign, transfer, convey and deliver to the Purchaser, effective as of the date hereof, all of its respective right, title and interest in and to the Purchased Assets (as defined in the Purchase Agreement), free and clear of all Liens of any nature whatsoever.  Nothing contained in this Bill of Sale shall be construed to limit or terminate the representations, warranties, covenants and agreements set forth in the Purchase Agreement.  Capitalized terms used in this Bill of Sale not defined herein shall have the meanings given to them in the Purchase Agreement.

This Bill of Sale shall be binding upon the successors and permitted assigns of the Sellers and shall inure to the benefit of the successors and permitted assigns of the Purchaser.  In case of any conflict or inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall prevail.

This Bill of Sale shall be governed by the laws of the State of New York, without regard to conflict of laws rule or principle that might refer the governance or the construction of this Bill of Sale to the laws of another jurisdiction, and may not be amended or modified except by a written instrument executed by the parties hereto.

The Sellers agree to execute and deliver to the Purchaser such further instruments of transfer and assignment as the Purchaser may reasonably from time to time request in order to transfer and assign to, and vest in, the Purchaser all of the right, title and interest hereby transferred and assigned or intended so to be.

This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Bill of Sale and all of which, when taken together, shall be deemed to constitute one and the same instrument, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Bill of Sale shall be given the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be duly executed as of the date first written above.

PURCHASER:

RCSH OPERATIONS, LLC

By:
	Name:	Cheryl J. Henry
	Title:	Chief Executive Officer

SELLERs:

MARSHA BROWN RESTAURANTS, L.P.

By:
Name:
Title:

MARSHA BROWN RESTAURANTS, INC.

By:
Name:
Title:

M.R. BROWN, INC.

By:
Name:
Title:

MARSHA BROWN DEVELOPMENT CORPORATION

By:
Name:
Title:

OPHELIA MAY LLC

By:
Name:
Title:

[Signature page to Bill of Sale]

MAY 1 ASSET PURCHASE
AGREEMENT – EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

RCSH OPERATIONS, LLC,
MARSHA BROWN RESTAURANTS, L.P.,
MARSHA BROWN RESTAURANTS, INC.
M.R. BROWN, INC.,
MARSHA BROWN DEVELOPMENT CORPORATION
OPHELIA MAY LLC

This Assignment and Assumption Agreement (this “Agreement”) is dated as of ______________, 2019, by and among RCSH Operations, LLC, a Louisiana limited liability corporation (the “Purchaser”), Marsha Brown Restaurants, L.P., a New York limited partnership, Marsha Brown Restaurants, Inc., a New York corporation, M.R. Brown, Inc., a Pennsylvania corporation, Marsha Brown Development Corporation, a New York corporation, and Ophelia May LLC, a Pennsylvania limited liability company (each, a “Seller” and collectively, the “Sellers”).

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of May 1, 2019 (the “Purchase Agreement”), by and among the Purchaser, the Sellers and the Principal party thereto, the Sellers have agreed to transfer to the Purchaser, and the Purchaser has agreed to assume from the Sellers, the Assumed Liabilities; and

WHEREAS, capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Assignment and delegation. The Sellers hereby assign, transfer, convey and delegate to the Purchaser the Assumed Liabilities (as defined in the Purchase Agreement) of the Sellers.
2.

ASSUMPTION OF OBLIGATIONS AND LIABILITIES.  The Purchaser hereby assumes, effective as of the date hereof, the Assumed Liabilities of the Sellers.  From and after the date hereof, the Purchaser shall pay, honor, perform and discharge when due the Assumed Liabilities of the Sellers.  The Purchaser shall not, by entering into this Agreement or any other Transaction Document, assume or be obligated or liable for any Excluded Liabilities.

3.	MISCELLANEOUS.
3.1

Amendment.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto.

3.2	Interpretation.

(a)In case of any conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall prevail.

(b)The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

3.3	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

3.4

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

[Signature Page Follows]

2

4361505-1

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

PURCHASER:

RCSH OPERATIONS, LLC

By:
	Name:	Cheryl J. Henry
	Title:	Chief Executive Officer

SELLERs:

MARSHA BROWN RESTAURANTS, L.P.

By:
Name:
Title:

MARSHA BROWN RESTAURANTS, INC.

By:
Name:
Title:

M.R. BROWN, INC.

By:
Name:
Title:

MARSHA BROWN DEVELOPMENT CORPORATION

By:
Name:
Title:

OPHELIA MAY LLC

By:
Name:
Title:

[Signature page to Assignment and Assumption Agreement]

MAY 1 ASSET PURCHASE
AGREEMENT – EXHIBIT C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into this _____ day of _______________, 2019, between RCSH Operations, LLC, a Louisiana limited liability corporation (the “Company”), and Marsha Brown Restaurants, L.P., a New York limited partnership,  Marsha Brown Restaurants, Inc., a New York corporation, M.R. Brown, Inc.,, a Pennsylvania corporation, Marsha Brown Development Corporation, a New York corporation, Opehlia May, LLC, a Pennsylvania limited liability company and Marsha Brown, a Pennsylvania resident (all referred to collectively hereinafter as “Consultant”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement, dated as of May 1, 2019, among the Company, as the Purchaser, Sellers (as defined therein), and the Principals (as defined therein) (“Asset Purchase Agreement”).  All Sellers and Principals except Matt Lourick are the “Consultant” for purposes of this Agreement.  Matt Lourick will sign a separate consulting agreement.

RECITALS

WHEREAS, the Company, and its parent company and affiliates, as a result of the expenditure of time, skill, effort and money, developed and owns a unique system (the “System”) for the development and operation of full-service restaurants under the name and mark Ruth’s Chris Steak House (“RCSH Restaurants”);

WHEREAS, the System includes, but is not limited to, certain trade names, service marks, trademarks, symbols, logos, emblems and indicia of origin, including, but not limited to, the mark Ruth’s Chris Steak House and such other trade names, service marks, trademarks, symbols, logos, emblems and indicia of origin as the Company may develop in the future to identify for the public the source of services and products marketed under such marks (“Marks”) and under the System and representing the System’s high standards of quality, appearance and service; special recipes and menu items; uniform standards, specifications and procedures for operations; quality and uniformity of products and services offered; procedures for inventory and management and financial control; training and assistance; and advertising and promotional programs; all of which may be changed, improved and further developed by the Company from time to time and are used by the Company in connection with the operation of the System, but excluding such information and knowledge possessed or obtained by Consultant independently through its own industry knowledge and experience without the aid or involvement of the Company or the System (“Proprietary Information”);

WHEREAS, the Marks and Proprietary Information provide economic advantages to the Company and many are not generally known to, and are not readily ascertainable by proper means by, the Company’s competitors who could obtain economic value from knowledge and use of the Marks and Proprietary Information;

WHEREAS, the Company has taken and intends to take all reasonable steps to maintain the confidentiality and secrecy of the Proprietary Information;

WHEREAS, the Company has previously granted the Sellers certain franchise rights, including use of the System and the Proprietary Information, relating to the ownership, operation and development of the Restaurants pursuant to the Franchise Agreements;

WHEREAS, the Company and Consultant have agreed on the importance to the Company and other licensed users of the System of restricting use, access and dissemination of the Proprietary Information and the Sellers and Consultant have agreed in the Asset Purchase Agreement that the Company’s obligation to purchase the Purchased Assets is subject to the condition that Consultant enters into this Agreement; and

WHEREAS, in order to induce the Company to consummate the purchases under the Asset Purchase Agreement on the Closing Date, Consultant is willing to execute, deliver, perform and be bound by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the parties agree as follows:

1.	Confidentiality Agreement.

(a)The Company has disclosed to Consultant and its Affiliates some or all of the Proprietary Information relating to the System and not generally known by the public or competitors. All non-public, proprietary or confidential information, including, without limitation, the System, drawings, specifications, techniques and compilations of data, which the Company or its Affiliates provided to Consultant, whether prior to or following the date of this Agreement, will be deemed confidential Proprietary Information for the purposes of this Agreement.

(b)Consultant acknowledges that Consultant and its Affiliates previously received the Proprietary Information in confidence and will, at all times, maintain them, or cause them to be maintained, in confidence and will not use this information for any reason whatsoever except as may be otherwise permitted in the Consulting Agreement dated as of the date hereof between the Company and Consultant.

(c)Consultant will not, and will cause its Affiliates, not to, at any time disclose, copy documents or compilations containing some or all of the Proprietary Information, or permit the disclosure of the Proprietary Information unless required by law and Consultant acknowledges that such information shall remain confidential. Consultant shall not use or adopt any secret recipes, formulas, or other Proprietary Information, use or duplicate the System or any portion thereof or assist others to do so.

(d)On the Closing Date, Consultant will surrender, and will cause its Affiliates, to surrender, any material containing some or all of the Proprietary Information to Company, including copies of recipes and other instructions or materials, unless otherwise required under the Franchise Agreements to surrender such materials on an earlier date.

(e)For a period of five (5) years following the Closing Date, Consultant will not, and will cause its Affiliates not to, at any time, directly or indirectly engage in any act or omission of act which causes Consultant or any Affiliates to engage in any act which will defame or disparage the RCSH Restaurants or the goodwill associated with the Proprietary Information and the System.

2.	Non-Competition and Non-Solicitation.

(a)In consideration of the Purchase Price paid by the Company on the Closing Date to the Sellers pursuant to the Asset Purchase Agreement and in order to protect the goodwill and unique qualities of the System, the confidentiality and value of the Proprietary Information, and the goodwill associated with Business, Consultant agrees and covenants that, during the period commencing on the Closing Date and ending on the five (5) year anniversary thereof (the “Restricted Period”):

(i)Within the states of New York, Pennsylvania, Louisiana, New Jersey and Delaware, Consultant will not, and will cause its Affiliates not to, (A) assist others in any business or service substantially similar to the RCSH Restaurants existing as of the date of this Agreement, or (B) divert, or attempt to divert, directly or indirectly, any business, business opportunity, or customer of the RCSH Restaurants to any competitor engaged in a fine dining restaurant that offers steak as the primary menu item,

(ii)Within the states of New York, Pennsylvania, Louisiana, New Jersey and Delaware, Consultant will not, directly or indirectly, for itself or through, on behalf of, or in conjunction with any Person, without the prior written consent of the Company, own, maintain, operate, engage in or have any financial or beneficial interest of five percent (5%) or more of any publicly-traded company in (including any interest in corporations, partnerships, trusts, unincorporated associations or joint ventures), or advise, assist or make loans to, any restaurant business that is a fine dining restaurant that offers steak as the primary menu item; and

(iii)Within the states of New York, Pennsylvania, Louisiana, New Jersey and Delaware, Consultant will not, and will cause its Affiliates not to, solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other Person who has a business relationship with the Company, any Affiliate of Company, or had a business relationship with any Seller, to discontinue or reduce the extent or scope of such relationship with the Company.

(b)Consultant will not, and will cause its Affiliates not to, assist others in any business or service substantially similar to the RCSH Restaurants existing as of the date of this Agreement to knowingly employ or seek to employ, (i) for a period of one (1) year from the Closing Date any hourly personnel and (ii) for a period of three (3) years from the Closing Date, any existing key or management personnel, who, in each case, is as of the Closing Date, or was at any time within the twelve (12) months immediately preceding the Closing Date, employed by (A) the Company or any of its Affiliates, (B) by any Seller, Consultant or any of their respective Affiliates, or (C) any other franchisee or developer of the Company, or otherwise directly or indirectly induce such person to leave that person’s employment, provided that any such restriction shall not apply to any personnel previously terminated by the Company or any of its Affiliates;

(c)Consultant agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, the Company’s acquisition of the goodwill associated with the Business.  If a judicial or arbitral determination is made that any provision of this Section 2 constitutes an unreasonable or otherwise unenforceable restriction against Consultant or any of its Affiliates, then the provisions of this Section 2 shall be rendered void only to the extent such judicial or arbitral determination finds such provisions to be unenforceable.  In that regard, any judicial or arbitral authority construing this Section 2 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 2 to the remaining business activities, time periods and/or geographical areas not so severed.  Moreover, in the event that any provision, or the application thereof, of this Section 2 is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such agreement.

3.	Miscellaneous

(a)Consultant agrees that, in the event of a breach of this Agreement, the Company would be irreparably injured and be without an adequate remedy at law. Therefore, in the event of such a breach, or attempted breach of any of the provisions hereof, the Company will be entitled to enforce the provisions of this Agreement and will be entitled, in addition to any other remedies which are made available to it at law or in equity, to an injunction prohibiting such breach.

(b)The non-prevailing party agrees to pay all reasonable expenses (including court costs and reasonable attorneys’ fees) incurred by the prevailing party (as determined by the court) in enforcing this Agreement.

(c)Any failure by the Company to object to or take action with respect to any breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of or consent to that breach or any subsequent breach by Consultant.

(d)Consultant acknowledges the receipt and adequacy of the consideration payable under the Asset Purchase Agreement, a portion of which is good and valuable consideration in exchange for Consultant making the covenants contained in this Agreement and agreeing to be legally bound by the covenants contained in this Agreement (and all other terms hereof).

(e)Consultant acknowledges (i) its responsibility to cause the Sellers and its other Affiliates to comply with the limitations in this Agreement and (ii) that any action taken by any of the Sellers or its other Affiliates that would, if taken by Consultant directly, constitute a breach of this Agreement shall constitute a breach for which Consultant is liable hereunder.

(f)This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(g)This Agreement contains the entire agreement of the parties regarding the subject matter hereof. This Agreement may be modified only by a duly authorized writing executed by all parties.

(h)All notices provided for or required by this Agreement shall be in writing and shall be delivered personally to the other party, or mailed by certified or registered mail (return receipt requested), or delivered by a recognized overnight courier services, as follows:

If to the Company: RCSH Operations, LLC
c/o Ruth’s Hospitality Group, Inc.

1030 W. Canton Ave.
Suite 100
Winter Park, FL 32789
Attention: General Counsel

If to Consultant:Marsha Brown

6611 Fleecydale Road

Lumberville, Pennsylvania. 18933

Notices delivered pursuant to this Section 3(h) hereof shall be deemed given: at the time delivered, if personally delivered; three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely delivery to the courier, if by overnight courier. Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this Section 3(h).

(i)The rights and remedies of the Company under this Agreement are fully assignable and transferable to any of the Company’s Affiliates and will inure to the benefit of such assignee. The respective obligations of Consultant hereunder may not be assigned by Consultant without the prior written consent of the Company,

(j)Consultant hereby represents to the Company that Consultant has read and understands, and agrees to be bound by, the terms of this Agreement.  Consultant acknowledges that the geographic scope and duration of the covenants contained in this Agreement are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the goodwill acquired by the Company via the Asset Purchase Agreement, (ii) the nature and wide geographic scope of the operations of the RCSH Restaurants, and (iii) the fact that the RCSH Restaurants are conducted throughout, and derived from, the entire geographic area where competition is restricted by this Agreement.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Agreement invalid or unenforceable.

(k)This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as witnessed by their signatures below.

COMPANY:

RCSH OPERATIONS, LLC

By:
	Name:	Cheryl J. Henry
	Title:	Chief Executive Officer

CONSULTANT:

MARSHA BROWN RESTAURANTS, L.P.

By:
Name:
Title:

MARSHA BROWN RESTAURANTS, INC.

By:
Name:
Title:

M.R. BROWN, INC.

By:
Name:
Title:

MARSHA BROWN DEVELOPMENT CORPORATION

By:
Name:
Title:

OPHELIA MAY LLC

By:
Name:
Title:

MARSHA BROWN

[Signature Page to Non-Competition and Non-Solicitation Agreement]

MAY 1 ASSET PURCHASE
AGREEMENT – EXHIBIT D

INTERIM MANAGEMENT AGREEMENT

THIS INTERIM BEVERAGE MANAGEMENT AGREEMENT (this “Agreement”) is made by and among RCSH Operations, LLC, a Louisiana limited liability corporation (the “Management Company”) and ____________________ a _______________1 ____________ (“Licensee”), as of the ______ day of _______, 20192.

W I T N E S S E T H :

WHEREAS, Licensee is the holder of _______________________________ (the “License”) necessary to operate the premises located at ___________________________________ (“Restaurant”); and

WHEREAS, Management Company shall provide management services to Licensee during the term of this Agreement; and

WHEREAS, Licensee desires that Management Company provide, to Licensee and on its behalf, certain services with respect to operating the Restaurant, including alcoholic beverage sales and service within the Restaurant under the License (“Beverage Operations”); and

WHEREAS, the parties to this Agreement desire to cooperate in making certain that the management of the Restaurant continues in a professional and orderly fashion during the transition of management and acquisition of liquor and various other licenses necessary to operate the premises by Management Company and/or its designee, such licenses to be acquired by Management Company and/or its designee shall hereinafter be referred to as the “New Licenses;”

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, Licensee and Management Company agree as follows:

ARTICLE 1
ROLE OF MANAGEMENT COMPANY

1.1Appointment.  Licensee hereby appoints Management Company, and Management Company hereby accepts the appointment, as the sole and exclusive interim manager of the Restaurant.

1.2Inventory and Supplies.  Management Company, at its expense, shall provide or arrange for during the Term (as defined below) hereof all operating equipment and supplies (including glassware and other supplies, “Operating Supplies”) necessary for Management

[a]	Note to Draft: Entity named on PA liquor licenses.

[b]	Insert Closing Date.

Company to manage the Restaurant in a manner consistent with past operating practices and in a professional manner consistent with the management of Restaurants of a quality and type similar to the Restaurant.  Management Company shall have the right to use the Operating Supplies in the conduct of providing its services under this Agreement, in its discretion.  Management Company shall bear all risk of loss with respect to Operating Supplies.

1.3Fixtures and Equipment; Maintenance; Surrender.  Management Company shall have the right to the exclusive use of, all fixtures, equipment, furnishings, and furniture necessary for managing the Restaurant in a manner consistent with past operating practices.

1.4Pursuit of New Licenses.  Management Company or its designee shall, at its own expense and efforts, pursue New Licenses in its own name, and shall vigorously and diligently pursue approval of same.

1.5Term.  Unless terminated sooner under another provision of this Agreement, the term of this Agreement (the “Term”) shall commence on the date hereof and terminate immediately upon the date on which the applicable licensing authority approves the issuance of the New Licenses to Management Company and/or its designee or one-hundred and twenty (120) days after the date hereof, whichever is earlier.  The Term may be extended for one (1) period not to exceed an additional thirty (30) days upon consent of Licensees, which consent shall not be unreasonably withheld provided that Management Company and/or its designee has filed and is diligently pursuing its/their license application.  Management Company agrees to notify Licensees of the name, address, telephone number and appropriate contact person of any such designee.

ARTICLE 2
REVENUE AND EXPENSES

2.1Revenues and Expenses.  All gross revenue and receipts derived from operations of the Restaurant are the exclusive property of Licensee, however during the Term hereof said revenues and receipts shall be collected and retained by Management Company in order to pay expenses under Section 2.2 and Management Company’s management fee, as said fee shall be set by subsequent mutual agreement by the parties hereto.  To the extent revenues and receipts are not so utilized during each month of the Term, Management Company shall promptly disburse all excess revenues and receipts to Licensee.

2.2Licensee Expenses. Licensee shall not be responsible for any expenses arising from or relating to the operation of the Restaurant from and after the date hereof. Management Company shall, as a part of its services, in a timely manner pay all expenses, incurred in operating the Restaurant.

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ARTICLE 3
OPERATIONS

3.1Authority and Duties.

(a)Management Company will, on behalf of Licensee, perform or cause to be performed, all duties required or desirable in the management and operation of the Restaurant to maintain the Restaurant in compliance with the laws and regulations of the State of Pennsylvania, which duties shall include, but not be limited to, the supervision and arrangement for the employment of a sufficient number of adequately trained staff.  Licensee grants Management Company the authority, subject to the terms herein, to make all purchases necessary for the operation of the Restaurant, except that all liquor, wine and beer purchases must and shall be made by or at the direction of Licensee under Licensee’s Licenses and in Licensee’s name.

(b)During the Term of this Agreement, Management Company agrees that Licensees shall have the right to supervise all activities of Management Company until such time as the New Licenses are issued to Management Company or its designee.

(c)Management Company agrees that the operation of the Restaurant shall be in accordance with Licensee’s customary standards and policies as directed by Licensee and in a lawful manner in compliance with all laws and regulations of the State of Pennsylvania, and that the final decision regarding permitted activities, methods of operation, and all issues or matters relating to compliance with such laws and regulations shall be made by Licensee; and Management Company, and its employees, shall strictly comply with all such final decisions made by Licensee.  In the event that Management Company or its employees shall not comply with any such final decision, Licensee shall have the right to terminate this Agreement upon written notice to Management Company.

3.2Employees.  Management Company shall arrange for the employment, direction, control and discharge, as the case may be, of all personnel employed in the operation of the Restaurant. Management Company will not knowingly employ any person who is disqualified from being employed on an alcoholic beverage licensed premises.  All such employees shall be employees of Management Company and not of Licensee.

3.3Records.  Management Company shall arrange for the keeping of full and adequate books of account and other records reflecting the operation of the Restaurant, which it shall make available to Licensee for inspection at the request of Licensee.

3.4Licenses.  Subject to Section 2.2 hereof, Management Company shall exercise all commercially reasonable efforts to keep the License in full force and effect throughout the Term of this Agreement, and Licensee shall cooperate with Management Company and exercise all commercially reasonable efforts in that regard, the expense for which shall be paid from the revenues and receipts received from the operation of the Restaurant.  Licensee shall also exercise all commercially reasonable efforts, to cooperate with Management Company in its efforts to obtain the New Licenses for the Restaurant.  Licensee shall cooperate in, but shall not be responsible for, filing all required renewal forms and the obtaining of any required tax clearances

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needed to ensure that there is no cessation of operation pending issuance of the New Licenses to Management Company and/or its designee, and expense named in licenses assistance shall be paid for receipts and revenues from operations of the Restaurant.

ARTICLE 4
INSURANCE

4.1Maintenance of Insurance.

(a)During the Term of this Agreement, Management Company shall maintain, with a company satisfactory to Licensee, at Management Company’s cost and expense, a policy of general liability insurance, including liquor liability coverage, on an occurrence basis, with liability limits of at least $5,000,000.00 per occurrence, that names the Licensee (including its affiliates (which affiliates include _____________), officers and members) and Licensee’s employees who supervise and/or assist Management Company in the operation of the Restaurant as additional insureds, including coverage for damages arising out of the acts or negligence of Licensee (including its affiliates (which affiliates include ____________, officers and members) and Licensee’s employees), and that provides that such policy is primary insurance and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Licensee.  Management Company shall also maintain property insurance, written on an all risk policy form, in an amount equal to or greater than current replacement cost value, providing business interruption, extra expense, boiler and machinery, flood, and earthquake coverage from incidents that may arise in the operation of the Restaurant business.  Certificates evidencing the coverages described herein shall be delivered to Licensee prior to the commencement of the Term.

(b)The policies of insurance maintained by Owner and Management Company shall only be cancelable following at least thirty (30) days written notice to Licensee.

4.2Waiver of Subrogation.  Management Company shall cause all policies of insurance maintained pursuant to the terms hereof to provide that the insurance company will have no right to subrogation against Licensee or any of Licensee’s agents or employees or affiliates (which affiliates include ______________).

4.3Indemnity.  Management Company shall indemnify, defend, and hold Licensee and its agents, officers, directors, shareholders, employees, subsidiaries, parents and affiliates (including _____________) harmless from any and all liabilities, damages, or claims, costs, unpaid operating expenses, penalties, citations, enforcement actions, losses, or expenses (including reasonable attorneys’ fees) incurred by Licensee in connection with this Agreement or the operation of the Restaurant by Management Company from and after the date hereof, including arising from any breach by Management Company of the terms of this Agreement; except to the extent such liabilities, damages, or claims, costs, penalties, citations, enforcement actions, losses, or expenses arise from the gross negligence or willful misconduct of Licensee.

The parties agree that upon discovery by either party of facts giving rise to a claim for indemnity under the provisions of this Agreement (“Claim”), including receipt of notice of any

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demand, assertion, claim, action or proceeding, judicial or otherwise by any third party, that a party to this Agreement will give prompt notice thereof in writing to the other party.  Upon receipt of such notice, such party shall make written demand for indemnification under this Agreement.

Management Company shall, at its sole cost and expense, contest and defend by all appropriate legal proceedings any Claim with respect to which they are called upon to indemnify Licensee under the provisions of this Agreement.  Such contest shall be conducted by attorneys approved of by Licensee. Management Company further acknowledges its full responsibility of the operation of the Restaurant, and agrees that Management Company shall pay to Licensee the amount of any damages to which Licensee may become entitled by reason of the provisions of this Agreement, such payment to be made within thirty (30) days after any such amount of damages is finally determined either by mutual agreement of the parties hereto or otherwise pursuant to this Agreement.

ARTICLE 5
EVENTS OF DEFAULT, TERMINATION

5.1Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)The failure of any party to pay when due any amount payable by such party to or on behalf of any other party under this Agreement for a period of five (5) days after written notice from the other party that such payment is due and payable; or

(b)Management Company or Licensee fails to remedy any other breach of its obligations under this Agreement within fifteen (15) days (or such longer time as the other party may in writing allow), after receipt of written notice from the other party; or

(c)Management Company’s actions in connection with the operations of the Restaurant expose Licensee to liability or damages.

In the event that this Agreement is terminated prior to issuance of New Licenses to Management Company or its designee, Licensee shall have the right to surrender or cancel any permits and take any other such further actions to shield Licensee from liability arising from operations at the Restaurant.

5.2Remedies.  Upon the occurrence and during the continuation of an Event of Default, in addition to and cumulative of any and all rights and remedies available to the non-defaulting party under this Agreement, at law or in equity, the non-defaulting party may terminate this Agreement upon written notice to the other party and except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, and except as otherwise provided in Section 6.2 hereof, all obligations hereunder shall cease.  In any judicial proceeding in which the validity of termination is at issue, neither party will be limited to the reasons for default set forth in any notice sent pursuant to this Agreement.

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ARTICLE 6
MISCELLANEOUS

6.1Notices.  Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or upon receipt by overnight courier or by registered or certified mail, return receipt requested, addressed, if to Licensee at 6611 Fleecydale Road, Lumberville, PA 18933 Attn: Marsha Brown, and if to Management Company at RCSH Operations, LLC, 1030 W. Canton Avenue, Suite 100, Winter Park, FL 32789, Attn: Alice Givens or to such other addresses as Management Company or Licensees shall designate in the manner herein provided.

6.2Survival.  Unless expressly stated to the contrary, all obligations for any payment or reimbursement by one party to the other shall survive the end of the Term.  The provisions of Article 2 and Sections 4.2 and 4.3 of this Agreement shall survive the end of the Term.

6.3Partial Invalidity.  If any of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree, or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, provided that the economic basis of this Agreement is not hereby altered.

6.4Modifications; Waivers.  This Agreement may not be changed, modified or terminated, nor may any provision hereof be waived, except by a writing signed by the party to be charged with any such change, modification, termination or waiver.  The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

6.5Governing Law.  This Agreement shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State of Pennsylvania and the courts of the State of Pennsylvania shall have jurisdiction over any matters arising hereunder.  Management Company agrees to comply with all laws and regulations of the State of Pennsylvania.

6.6Assignment.  No party hereto may assign or transfer any of its rights or delegate any of its obligations under this Agreement to any other person, firm or company without the written consent of the others.  Any such consent may be withheld in a party’s sole and absolute discretion.

6.7No Joint Venture.  Nothing in this Agreement creates a joint venture or partnership and, except as may be expressly set forth herein, no party is given the authority to bind or obligate any other party.

6.8Counterparts.  This Agreement may be executed in counterparts, all of which together shall form a single document.  Counterparts may be exchanged by facsimile, which shall be considered binding.

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6.9Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any discussions, offers, proposals, agreements or promises with respect thereto.

6.10Application for Use of Management Company. Provided Licensee agrees that it is prudent to do so, Management Company shall cooperate with Licensee’s filing of an Application for Use of Management Company with the Pennsylvania Liquor Control Board, simultaneously with the execution hereof, or not later than immediately subsequent with Management Company's filing of its Application for license, the cost of which Management Company shall be responsible, see Sections 2.1 and 2.2 above.

IN WITNESS WHEREOF, Licensees and Management Company have duly executed this Agreement as of the day and year first written above.

LICENSEES:

[                                              ]

By:

Name:

Title:

MANAGEMENT COMPANY:

RCSH OPERATIONS, LLC

By:

Name:

Title:

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